ASSET PURCHASE AGREEMENT

BY AND AMONG

GLOBALOPTIONS GROUP, INC.
(AS THE “PARENT”)

GLOBALOPTIONS, INC.
(AS THE “SELLER”)

AND

WITT GROUP HOLDINGS, LLC
(AS THE “BUYER”)

MAY 13, 2010

i

Table of Contents
(continued)

Table of Contents
(continued)

TABLE OF DEFINED TERMS

Term	Section

Accounting Firm	3.1(c)(iv)
Accounts Receivable	1.1(b)
Acquisition Proposal	6.3(a)(i)
Aging Report	3.4(a)
Agreement	Introductory Paragraphs
Allocation Certificate	3.5
Arkansas Lease Agreement	3.1(b)
Arkansas Security Deposit Consideration	3.1(b)
Assigned Receivables	3.4(d)
Assignments and Assumptions	7.1(b)
Assumed Liabilities	2.1
Audit Firm	8.2(h)
Audited Financial Statements	8.2(h)
Available Employees	6.10(a)
Bankrupt Receivables	3.4(e)(i)
Bankrupt Receivables Amount	3.4(d)
Bill of Sale	7.1(a)
Business	Introductory Paragraphs
Business Day	Article IV
Business Unit Financial Statements	5.2(k)
Buyer	Introductory Paragraphs
Buyer Escrow Claim	10.6(a)
Buyer Expenses	9.4(a)
Buyer Indemnifiable Claim or Claims	10.2(a)
Buyer Indemnified Party	10.2(a)
Buyer Material Adverse Effect	5.1(c)
Cash Consideration	3.1(b)
Century II	5.2(m)(i)
Claim Notice	10.6(a)
Claimed Amount	10.6(a)
“clearance”	9.1(i)
Closing	Article IV
Closing Date	Article IV
Closing Date Working Capital Statement	3.3(b)
Closing Escrow Agreement	3.6(b)
Closing Payment	3.2
COBRA	6.10(c)
Code	6.10(c)
Collection Period	3.4(b)
Consent	5.1(e)
Consent to Subcontract	6.14(b)
Contested Amount	10.6(b)
Contracts	1.1(h)

CRO	6.17(a)(iii)
Current Assets	3.3(a)(ii)
Current Liabilities	3.3(a)(iii)
Damages	10.2(a)
DC Lease Agreement	2.3
DC Lease Payment	2.3
Deductible	10.3(b)
Defined Benefit Plans	5.2(n)
Deposit Escrow Account	3.6(a)
Deposit Escrow Agreement	3.6(a)
Deposit Escrow Termination Date	3.6(a)
Deposit Escrowed Funds	3.6(a)
DGCL	6.2(c)
Dispute Period	10.6(b)
Earnout Date	3.1(c)(v)
Earnout Payment	3.1(c)
Earnout Period	3.1(c)
Employee Benefit Plans	1.2(k)
Employee Liabilities	2.2
Employees	5.2(m)(i)
Encumbrances	1.1
Escrow Account	3.6(b)
Escrow Agent	3.6(a)
Escrow Termination Date	3.6(b)
Escrowed Funds	3.6(b)
Exchange Act	5.2(j)(i)
Excluded Property	1.2
Execution Date	Introductory Paragraphs
Existing Policies	6.9(b)
Expenses	9.4(a)
GAAP	5.2(a)
Governmental Authority	5.1(d)
Indemnification Escrow Cap	11.12(c)
Indemnification Notice	10.4
Indemnified Party	10.3(d)
Indemnified Persons	6.9(a)(i)
Indemnifying Party	10.3(d)
JCP	11.12(a)
Knowledge	11.11
Law	5.1(c)
Leased Employees	5.2(m)(i)(A)
Leases	1.1(g)
License Agreement	8.2(i)
Louisiana Proceeding	6.1(c)
Maintenance Period	6.17(a)

v

Notice Period	6.3(d)
Novations	6.14(a)
Outside Date	9.1(b)
Parent	Introductory Paragraphs
Parent Board Recommendation	6.2(a)
Parent SEC Document	5.2(j)
Parent Stockholder Approval	6.3(c)
“pass through revenues”	3.1(c)
Payment Date	3.4(d)
Permits	1.1(d)
Person	5.2(a)
Personal Property Leases	1.1(f)
Post-Closing Working Capital Statement	3.3(c)
Proceeding	5.1(d)
Property	1.1
Proprietary Rights	1.1(e)
Proxy Statement	6.2(a)
Purchase Price	3.1
Purchased Insurance Policies	1.1(m)
Real Property Leases	1.1(g)
Receivables	3.4(a)
Receivables Notice	3.4(c)
Related Agreements	5.1(b)
Remaining Businesses	6.13(c)(i)
Response Notice	10.6(b)
Restricted Persons	6.13(a)
Retained Expenses	6.17(c)
Retained Liabilities	2.2
Revenue	3.1(c)
Revenue Audit	3.1(c)(i)
Revenue Objection Notice	3.1(c)(iii)
Revenue Statement	3.1(c)(ii)
Reverse Break-Up Fee	9.4(c)
Schedule 13E-3	6.2(a)
SEC	5.2(a)
Securities Act	5.2(j)(i)
Security Business	6.13(a)
Seller	Introductory Paragraphs
Seller Escrow Claim	10.6(a)
Seller Indemnifiable Claim or Claims	10.2(b)
Seller Indemnified Party	10.2(b)
Seller Material Adverse Effect	5.2(a)
Seller Unresolved Escrow Claim	10.6(e)(ii)
Special Meeting	6.2(c)
Staffing Agreement	5.2(m)(i)
Subsidiary	5.2(e)

Superior Proposal	6.3(a)(ii)
Support Agreement	Introductory Paragraphs
Target Working Capital	3.3(a)(i)
Terminating Buyer Breach	9.1(e)
Terminating Seller Breach	9.1(d)
Termination Date	9.1
Termination Fee	9.4(b)
Threshold Amount	3.1(c)
Transferred Employees	6.10(a)
Transition Services Agreement	8.2(g)
True-Up Amount	3.4(c)
True-Up Amount Cap	3.4(c)
Uncollected Receivables	3.4(c)
Unresolved Escrow Claim	10.6(d)(ii)
Updated Disclosure Schedules	7.1(e)
Working Capital	3.3(a)(iv)
Working Capital Adjustment	3.3
Working Capital Objection Notice	3.3(d)
Working Capital Payment Date	3.3(f)

SCHEDULES

Schedule 1.1(a)	–	Personal Property
Schedule 1.1(b)	–	Receivables
Schedule 1.1(d)	–	Permits
Schedule 1.1(e)	–	Proprietary Rights
Schedule 1.1(f)	–	Personal Property Leases
Schedule 1.1(g)	–	Real Property Leases
Schedule 1.1(h)	–	Contracts
Schedule 1.1(i)	–	Miscellaneous Assets
Schedule 1.1(m)	–	Purchased Insurance Policies
Schedule 1.2(c)	–	Excluded Assets
Schedule 1.2(d)	–	Excluded Owned Real Property
Schedule 1.2(e)	–	Excluded Leased Real Property
Schedule 1.2(f)	–	Excluded Contracts
Schedule 2.1(c)	–	Miscellaneous Assumed Liabilities
Schedule 5.2(c)	–	Governmental Approvals
Schedule 5.2(d)	–	Violations
Schedule 5.2(e)	–	Subsidiaries
Schedule 5.2(f)	–	Taxes
Schedule 5.2(g)	–	Insurance
Schedule 5.2(h)	–	Litigation
Schedule 5.2(i)	–	Compliance with Law
Schedule 5.2(k)	–	Business Unit Financial Statements
Schedule 5.2(m)	–	Employees
Schedule 5.2(q)	–	Collectability of Accounts Receivable
Schedule 5.2(r)	–	Customers

Schedule 5.2(s)	–	Prepayments and Deposits
Schedule 5.2(u)	–	No Undisclosed Material Liabilities
Schedule 5.2(v)	–	Title; Property
Schedule 6.13(c)	–	Excluded Employees
Schedule 8.2(d)	–	Required Third Party Consents

Exhibits

Exhibit A	Form of Support Agreement
Exhibit B	Form of Closing Date Working Capital Statement
Exhibit C	Form of Post-Closing Working Capital Statement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumptions
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of License Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated May 13, 2010 (the “Execution Date”), is by and among GLOBALOPTIONS GROUP, INC., a Delaware corporation (“Parent”), GLOBALOPTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Parent (the “Seller”), and WITT GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”).

WITNESSETH:

WHEREAS, the Preparedness Services unit, one of Parent’s three separate financial reporting units, develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals (such separate financial reporting unit, the “Business”);

WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of Seller’s operating assets relating to the Business, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently herewith, Harvey Schiller, Jeff Nyweide, Harvey Partners, LLC, Cipher 06, L.L.C., Vicis Capital LLC and Howard Safir are executing and delivering to Buyer a Support Agreement, substantially in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which, among other things, such Persons (as hereinafter defined) are agreeing to vote their shares for the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer, Seller and Parent hereby agree as follows:

ARTICLE I.
ASSETS TO BE PURCHASED

Section 1.1.         Purchased Property. Upon the terms and subject to the conditions set forth in this Agreement, other than the Excluded Property (as hereinafter defined), Seller hereby agrees to convey, sell, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date (as hereinafter defined), free and clear of all liens, security interests, claims, pledges, charges, encumbrances, equities, rights of use, levies, taxes, imposts and restrictions (the “Encumbrances”), all right, title and interest of Seller in and to certain of the assets, properties and rights (contractual or otherwise) of Seller that are used in connection with the Business, including, without limitation:

(a)           all equipment, furniture, office equipment, computer hardware, supplies, materials, vehicles (including Seller’s mobile communications and command center, with vehicle identification number 1FVHA6CV37IW61318, and Seller’s 2005 Cross Country, with vehicle identification number 4UZACJBV65CV66577), and other tangible personal property used in conducting the Business listed on Schedule 1.1(a);

(b)           all accounts receivable relating to or arising out of the operation of the Business listed on Schedule 1.1(b) (the “Accounts Receivable”);

(c)           all miscellaneous expenses related to Accounts Receivable, including, but not limited to, prepayments to vendors and any deposits related to any Real Property Leases (as hereinafter defined);

(d)           all franchises, licenses, permits, Consents (as hereinafter defined) and certificates of any Governmental Authority (as hereinafter defined) used in conducting the Business listed on Schedule 1.1(d) (the “Permits”);

(e)           all intellectual property, registered and unregistered, patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, design archives, technology, software, URLs, domain names, web sites including content and coding, trademarks, names, service marks, trade names, copyrights, symbols, logos, drawings, franchises and permits, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, that Seller owns or has the right to use and is transferable or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign Governmental Authority and all related goodwill, all as set forth on Schedule 1.1(e) (collectively, the “Proprietary Rights”);

(f)            all leases of equipment or other tangible personal property used in conducting the Business listed on Schedule 1.1(f) (the “Personal Property Leases”);

(g)           those certain leaseshold interests in real property leased by Seller and used in conducting the Business listed in Schedule 1.1(g) (the “Real Property Leases” and together with the Personal Property Leases, the “Leases”), and, related thereto, all sublease payments related to the DC Lease Agreement (as hereinafter defined) and the Arkansas Lease Agreement (as hereinafter defined), as the case may be, due and owing at any time from and after the Closing Date;

(h)           all contracts, agreements, Leases, contract rights, license agreements, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Seller is a party, which relate to the Business, listed on Schedule 1.1(h) (the “Contracts”);

(i)            all security deposits (including all security deposits related to the DC Lease Agreement and the Arkansas Lease Agreement), prepaid expenses and other miscellaneous assets of the Business listed on Schedule 1.1(i);

(j)            all books of account, customer lists, client lists, files, papers, records, reports, materials, studies and telephone numbers used in conducting the Business;

(k)           all causes of action, judgments, claims, demands, rights of set-off, counterclaim and/or recoupment and other rights of Parent or Seller, relating to the Business, of every kind or nature;

(l)            all rights of Parent or Seller in, to and under express or implied warranties from suppliers of the Business with respect to the Property (as hereinafter defined);

(m)           all insurance policies and rights thereunder of Parent or Seller to the extent relating to the Property or the Business and to the extent transferable, listed on Schedule 1.1(m) (the “Purchased Insurance Policies”);

(n)           all contractual and leasehold rights to the Seller’s registered office in China and all business conducted out of such office, to the extent transferable;

(o)           all bank accounts of Parent or Seller, as the case may be, relating to the Business; and

(p)           all goodwill relating to the Business.

All of the assets, properties and rights (contractual and otherwise) being conveyed, sold, transferred, assigned and delivered to Buyer pursuant to subsections (a) through (p) of this Section 1.1 are hereinafter collectively referred to as the “Property.”

Section 1.2.          Excluded Property.   Notwithstanding the foregoing, there shall be excluded from the Property the following assets and properties of Parent and Seller related to or used in connection with the Business (collectively, the “Excluded Property”):

(a)           all cash and cash equivalents;

(b)           all tax refunds of any kind payable to Parent and Seller;

(c)           all assets listed on Schedule 1.2(c);

(d)           the real property of Parent and Seller identified on Schedule 1.2(d);

(e)           those certain leaseshold interests in real property leased by Seller and used in the Business listed in Schedule 1.2(e), other than the Real Property Leases;

(f)            those certain Contracts listed on Schedule 1.2(f);

(g)           all corporate minute books, stock records, tax returns, checkbooks, bank statements and supporting materials of Parent and Seller for all periods, all of which shall be subject to Buyer’s right to inspect and copy;

(h)           all insurance policies and rights thereunder of Parent or Seller to the extent relating to the Property or the Business and which by their terms are not transferable to Buyer at Closing (as hereinafter defined), other than the Purchased Insurance Policies;

(i)            all claims, causes of action of any sort or rights of set-off, counterclaim and/or recoupment that Parent or Seller may have related to the Excluded Property or the Excluded Liabilities, as the case may be;

(j)           all claims, causes of action of any sort that Parent or Seller may have, including, without limitation, under any of Parent’s or Seller’s insurance policies, against any of the officers, directors and/or stockholders of Parent or Seller and/or the parents, spouses and lineal descendants of any such persons;

(k)           all plans, programs or agreements that Seller or Parent has maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to the Employees (“Employee Benefits Plans”); and

(l)           the Closing Payment (as hereinafter defined).

Section 1.3.          Non-Assignment of Certain Property. To the extent that the assignment hereunder of any of the Permits or Contracts would require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Parent and Seller shall use their respective reasonable best efforts to obtain the Consents of any such other party to an assignment to Buyer. If such Consent is not obtained, subject to the provisions of Section 7.1(b), Parent and Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the full benefits of any such Permit or Contract including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other Person with respect to any such Permit or Contract.

ARTICLE II.
ASSUMPTION OF LIABILITIES AND OBLIGATIONS

Section 2.1.          Assumed Liabilities. At the Closing, Buyer shall assume and agree to fully discharge only the following specifically enumerated liabilities and obligations of Seller (the “Assumed Liabilities”):

(a)           any accrued trade account payable of the Business incurred in the ordinary course of business and consistent with past practices which remains unpaid at the Closing;

(b)           any obligations of Seller under any Contract, but solely to the extent that such obligations relate to contractual rights under such Contracts whose benefits accrue to Buyer from and after the Closing Date and are not attributable to any breach or default by Seller which occurred prior to the Closing;

(c)           any liability of Seller described in Schedule 2.1(c);

(d)           any liability or obligations of Seller arising subsequent to Closing out of or relating to the employment agreements between Seller and each of James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts and any termination or severance payments due to such individuals at or upon Closing; and

(e)           the following accrued expenses of Seller related to Accounts Receivable: any insurance expenses, payroll taxes, sales/use taxes and retainers for unbilled revenue.

Section 2.2.         Retained Liabilities. All liabilities and obligations of Parent or Seller, as the case may be, including, without limitation any legal and accounting fees incurred by Parent or Seller in connection with the transactions contemplated by this Agreement, whether arising on, prior to or after the Closing Date, other than the Assumed Liabilities, are referred to as the “Retained Liabilities”. All of the Retained Liabilities, including, for the avoidance of doubt, any liabilities arising out of or relating to (a) the Parent’s financial reporting units other than the Business, (b) any management or other overhead expense of Parent or Seller that has historically been allocated to the Business, (c) the failure of Parent and Seller to (i) properly classify each Employee (as hereinafter defined) as either an employee, an independent contractor or other non-employee status or an exempt or non-exempt employee for all purposes, including but not limited to (A) tax and tax reporting purposes and (B) requirements imposed by applicable Law (as hereinafter defined) governing the payment of wages and/or (ii) pay all required wages and other compensation to each and every Employee, and/or pay all other amounts owed to any Governmental Authority or other Person relating to the Employees (including, without limitation, any and all employment taxes, workmen’s compensation, and disability payments (the “Employee Liabilities”) and (d) any liabilities or obligations associated with the Employee Benefits Plans and any other employee plans, programs or arrangements maintained or contributed to by Parent or Seller, or as to which Parent or Seller has or could reasonably be expected to have any outstanding liability to or in respect of or obligation under, including but not limited to liabilities arising out of the establishment of, maintenance of, operation of, withdrawal from or termination of any such Employee Benefit Plans by Parent, Seller or any person with which Parent or Seller is required to be treated as a single employer under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Parent and Seller.

Section 2.3.         DC Lease Agreement. Notwithstanding anything to the contrary set forth in Sections 2.1. and 2.2, with respect to that certain Lease Agreement by and between SP4 1501 M Street, L.P. and Seller dated July 2007 (the “DC Lease Agreement”), subject to obtaining the Consent of the landlord thereunder, Seller agrees to assign, and Buyer agrees to assume, the DC Lease Agreement, provided, however, that, in connection with such assignment and assumption of the DC Lease Agreement, on the Closing Date, Parent or Seller, as the case may be, shall pay to Buyer, in immediately available U.S. funds by wire transfer to an account designated by Buyer, an amount equal to Two Hundred Eighty Six Thousand U.S. Dollars ($286,000), which represents Six Hundred Thousand U.S. Dollars ($600,000) less One Hundred and Ninety Four Thousand U.S. Dollars ($194,000) (an amount equal to the security deposit for the DC Lease Agreement) and further less One Hundred and Twenty Thousand U.S. Dollars ($120,000) (an amount equal to the sublease payments due and owing under the existing sub-lease agreement related to the DC Lease Agreement for that certain twelve (12) month period of time commencing after the Closing Date) (the “DC Lease Payment”) in consideration for Parent’s or Seller’s, as the case may be, right to occupy, for a period of twelve (12) months from and after the Closing Date, such portion of the leased premises currently occupied by Buyer and GlobalOptions International.

ARTICLE III.
PURCHASE

Section 3.1.          Purchase Price. The consideration for the Property shall consist of the following (collectively, the “Purchase Price”), but in no event shall the maximum amounts to be paid by Buyer to Parent or Seller, as the case may be, pursuant to this Section 3.1 and, to the extent applicable, Section 3.3 (exclusive of Assumed Liabilities), exceed Twenty-two Million U.S. Dollars ($22,000,000):

(a)           Buyer is assuming the Assumed Liabilities;

(b)           Buyer is paying to Seller, via wire transfer of immediately available funds into an account designated in writing by Seller, an amount equal to the sum of (i) Ten Million U.S. Dollars ($10,000,000) (the “Cash Consideration”) plus (ii) an amount equal to Six Thousand U.S. Dollars ($6,000) (the “Arkansas Security Deposit Consideration”), representing the security deposits currently held by the landlord pursuant to that certain Lease Agreement, as amended, by and between SRM Properties, LLC and James Lee Witt Associates, a part of Global Options Group, Inc. dated September 15, 2006 (the “Arkansas Lease Agreement”) less the DC Lease Payment; and

(c)           If the Revenues (as hereinafter defined) earned by the Business during the twelve (12) month period commencing as of the Closing Date and terminating on the one year anniversary thereof (the “Earnout Period”) exceed Fifteen Million U.S. Dollars ($15,000,000) (the “Threshold Amount”), then Buyer shall be required to pay to Seller forty percent (40%) of any such excess (such amount, the “Earnout Payment”); provided, however, that Seller acknowledges and agrees that the total sum of the Earnout Payment to be paid by Buyer to Seller pursuant to this Section 3.1(c) shall, in no event, exceed Twelve Million U.S. Dollars ($12,000,000). As used herein, “Revenue” means any revenues earned by the Business during the Earnout Period. As used herein “pass through revenues” mean any out-of-pocket or incidental expenses, including, but not limited to, travel and entertainment expenses, incurred by the Business and which are billed by the Business to its customers and clients at cost, and any revenues arising from or related to the Business’ activities in the Commonwealth of Virginia and the State of Rhode Island which have not been subject to any cost mark-up which are paid by the Business to its teaming partners and subcontractors. For the avoidance of doubt, neither the calculation of Revenues nor the Threshold Amount shall include any “pass through revenues” earned by the Business during the Earnout Period.

(i)           For purposes of determining the final amount of any Earnout Payment, Buyer shall use commercially reasonable efforts to complete an audit of the Revenues earned by the Business during the Earnout Period (“Revenue Audit”) no later than sixty (60) days following the expiration of the Earnout Period.

(ii)           No later than five (5) Business Days after the completion of the Revenue Audit, Buyer will deliver to Seller a copy of the statement of Revenues which was audited in accordance with this Section 3.1(c) and which contains all information reasonably necessary to determine the Revenue, including the appropriate supporting documentation (the “Revenue Statement”), and the Revenue Statement shall be certified by an officer of Buyer to be true and correct to the Knowledge (as hereinafter defined) of such officer and to have been prepared in accordance with this Section 3.1(c).

(iii)           Seller shall give written notice to Buyer of any objection to the Revenue Statement (“Revenue Objection Notice”) within thirty (30) days after Seller’s receipt thereof. A Revenue Objection Notice shall specify in reasonable detail the items in the Revenue Statement to which Seller objects and shall provide a summary of reasons for such objections. In the event Seller does not deliver a Revenue Objection Notice within such thirty (30) day period, Buyer’s determination of Revenues as set forth in the Revenue Statement shall be deemed to be final and binding on Seller. After Seller has delivered a Revenue Objection Notice in accordance with this Section 3.1(c), Seller shall not be entitled to raise any additional objections that would result in an increase to the Revenues.

(iv)           Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in a Revenue Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in a Revenue Objection Notice within fifteen (15) Business Days after receipt by Buyer of the Revenue Objection Notice, such dispute shall be referred for decision to a nationally recognized accounting firm chosen by Buyer and reasonably acceptable to Seller (the “Accounting Firm”) to decide the dispute within thirty (30) days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on Seller and Buyer and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Revenue Objection Notice shall be borne equally by Buyer and Seller.

(v)           If, as of the result of a final and binding determination of the Earnout Payment, Buyer is determined to owe an Earnout Payment, Buyer shall pay to Seller, in immediately available U.S. funds by a wire transfer to an account designated in writing by Seller, an amount equal to the Earnout Payment less any amount offset in accordance with Section 3.4(g), and the parties agree that such payment shall constitute part of the Purchase Price The date on which final determination of the Earnout Payment amount is herein referred to as the “Earnout Date.”

Section 3.2.         Closing Payment. On the Closing Date, Buyer shall (a) pay the Closing Payment (as hereinafter defined) to Seller by wire transfer of immediately available funds to an account designated by Seller not later than two (2) Business Days prior to the Closing Date and (b) deposit into escrow with the Escrow Agent the Escrowed Funds (as hereinafter defined) pursuant to the Closing Escrow Agreement (as hereinafter defined). As used herein, the “Closing Payment” means (i) the sum of the Cash Consideration and the Arkansas Security Deposit Consideration less (ii) the sum of the DC Lease Payment and the Escrowed Funds.

Section 3.3.         Working Capital Adjustment. As used herein, the “Working Capital Adjustment” means the amount by which the Purchase Price shall be subject to adjustment on and after Closing pursuant to the procedures specified in this Section 3.3.

(a)           As used herein, (i) “Target Working Capital” means Six Million Three Hundred Thousand U.S. Dollars ($6,300,000), (ii) “Current Assets” means all accounts receivable, net, prepaid expenses and other current assets of Seller that are transferred to Buyer at Closing, (iii) “Current Liabilities” means all accounts payable, deferred revenue, accrued compensation and benefits and other current liabilities of Seller that are transferred to and assumed by Buyer at Closing, and (iv) “Working Capital” means the difference between (A) all Current Assets, less (B) all Current Liabilities as reflected on the Closing Date Working Capital Statement (as hereinafter defined) or the Post-Closing Working Capital Statement (as hereinafter defined), as the case may be. For the avoidance of doubt, Seller’s cash and cash equivalents shall not be included in “Current Assets” for purposes of determining “Working Capital”.

(b)           Seller shall prepare and deliver to Buyer no later than five Business Days before the Closing Date a statement in the form of Exhibit B which shall set forth Seller’s good faith estimate of Working Capital, as determined pursuant to Section 3.3(a) (the “Closing Date Working Capital Statement”). The Closing Date Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of the Parent to be true and correct to the Knowledge of such officer and have been prepared in accordance with Section 3.3(a).

(c)           No later than thirty (30) Business Days after the Closing Date, Buyer will prepare and deliver to Seller a statement in the form of Exhibit C setting forth Buyer’s determination of Working Capital, as determined pursuant to Section 3.3(a) (the “Post-Closing Working Capital Statement”). The Post-Closing Working Capital Statement shall contain all information reasonably necessary to determine the Working Capital, including appropriate supporting documentation, and shall be certified by an officer of Buyer to be true and correct to the Knowledge of such officer and to have been prepared in accordance with Section 3.3(a). For the avoidance of doubt, Current Assets and Current Liabilities set forth in the Post-Closing Working Capital Statement shall not omit any category of assets or liabilities included in the Closing Date Working Capital Statement (even if the relevant amount is zero).

(d)           Seller shall give written notice to Buyer of any objection to the Post-Closing Working Capital Statement (“Working Capital Objection Notice”) within thirty (30) days after Seller’s receipt thereof. A Working Capital Objection Notice shall specify in reasonable detail the items in the Post-Closing Working Capital Statement to which Seller objects and shall provide a summary of reasons for such objections. In the event Seller does not deliver a Working Capital Objection Notice within such thirty (30) day period, Buyer’s determination of Working Capital as set forth in the Post-Closing Working Capital Statement shall be deemed to be final and binding on Seller. After Seller has delivered a Working Capital Objection Notice in accordance with this Section 3.3(d), Seller shall not be entitled to raise any additional objections that would result in an increase to the Working Capital as of the Closing Date.

(e)           Buyer and Seller shall use good faith efforts to resolve any dispute involving any matter set forth in a Working Capital Objection Notice. If the parties are unable to resolve any dispute involving any matter set forth in a Working Capital Objection Notice within fifteen (15) Business Days after receipt by Buyer of the Working Capital Objection Notice, such dispute shall be referred for decision to the Accounting Firm to decide the dispute within thirty (30) days of such referral. The decision by the Accounting Firm with respect to such dispute shall be final and binding on Seller and Buyer and shall be based upon a review of any relevant books and records or other documents requested by the Accounting Firm. The cost of retaining the Accounting Firm with respect to resolving disputes as to the Working Capital Objection Notice shall be borne equally by Buyer and Seller.

(f)           If, as of the result of a final and binding determination of the Working Capital Adjustment, Working Capital is determined to be less than the Target Working Capital, Seller shall be required to make a payment to Buyer pursuant to this Section 3.3 only in the event that the Working Capital, as finally determined, is less than Five Million Eight Hundred Thousand US Dollars ($5,800,000), and, in the event Seller is required to make a payment to Buyer pursuant to this Section 3.3(f), the amount of such payment to be made by Seller to Buyer pursuant to the terms hereof shall equal the difference between Five Million Eight Hundred Thousand US Dollars ($5,800,000) and the Working Capital, as finally determined. Any payment required to be made by Seller to Buyer pursuant to this Section 3.3(f) shall be made no later than the six month anniversary date of the Closing Date (the “Working Capital Payment Date”) and such payment shall be made in U.S. funds by wire transfer to an account designated in writing by Buyer not later than two Business Days prior to the Working Capital Payment Date; provided, however, that in the event Seller fails to pay to Buyer any such amount by the Working Capital Payment Date, then Buyer, at its option, may unilaterally deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the amount payable by Seller to Buyer pursuant to this Section 3.3(f).

(g)           If, as of the result of a final and binding determination of the Working Capital Adjustment, Working Capital is determined to be greater than the Target Working Capital, Buyer shall be required to make a payment to Seller pursuant to this Section 3.3 only in the event that the Working Capital, as finally determined, is greater than Six Million Eight Hundred Thousand US Dollars ($6,800,000), and, in the event Buyer is required to make a payment to Seller pursuant to this Section 3.3(g), the amount of such payment shall equal the difference between the Working Capital, as finally determined, and Six Million Eight Hundred Thousand US Dollars ($6,800,000). Any payment required to be made by Buyer to Seller pursuant to this Section 3.3(g) shall be made no later than the Working Capital Payment Date and such payment shall be made in U.S. funds by wire transfer to an account designated in writing by Seller not later than two Business Days prior to the Working Capital Payment Date.

Section 3.4.          Accounts Receivable True-Up.

(a)          At Closing, Seller shall deliver to Buyer an accounts receivable aging report (the “Aging Report”), dated as of the Closing Date, organized by invoice number and specifying in reasonable detail Seller’s accounts receivable, net that are related to the Business (the “Receivables”).

(b)           From and after Closing until the six month anniversary of the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable best efforts to collect the Receivables. Within ten (10) Business Days of the end of each calendar month included in the Collection Period, Buyer shall provide to Seller and Parent a Receivables aging report, organized by invoice number and specifying in reasonable detail the collection and aging of the Receivables.

(c)           If, upon the expiration of the Collection Period, any of the Receivables as set forth on the Aging Report have not been collected (such Receivables, the “Uncollected Receivables”), Parent or Seller, as the case may be, shall pay to Buyer pursuant to Section 3.4(d) an amount (the “True-Up Amount”) not to exceed One Million U.S. Dollars ($1,000,000) (the “True-Up Amount Cap”) with respect to the Uncollected Receivables which are identified by Buyer in a written notice (such notice, the “Receivables Notice”) to be delivered by Buyer to Seller no later than ten (10) Business Days after the expiration of the Collection Period.

(d)           Within ten (10) Business Days of the receipt of the Receivables Notice (the “Payment Date”), Parent or Seller, as the case may be, shall pay to Buyer (i) the True-Up Amount (subject to the True-Up Amount Cap) and (ii) to the extent applicable, the Bankrupt Receivables (as hereinafter defined, and such amount the “Bankrupt Receivables Amount”) in immediately available U.S. funds by a wire transfer to an account designated in writing by Buyer. Promptly upon receipt of the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount, Buyer shall assign to Seller or Parent, as the case may be, free and clear of all Encumbrances, all of Buyer’s rights with respect to such Uncollected Receivables and to the extent applicable, the Bankrupt Receivables (collectively, the “Assigned Receivables”) and thereafter promptly remit any amounts received by Buyer with respect to any such Assigned Receivables received by Buyer after the Payment Date. With respect to any Uncollected Receivables, other than the Assigned Receivables, each of Parent and Seller agree to promptly remit to Buyer, from and after the Payment Date, any amounts actually received by Parent or Seller, as the case may be, relating to any Uncollected Receivables other than the Assigned Receivables. For the avoidance of doubt, Buyer shall retain all rights (including, but not limited to, collection rights) with respect to any Uncollected Receivables other than any Assigned Receivables.

(e)           Notwithstanding anything to the contrary set forth in Sections 3.4(c) and 3.4(d), the calculation of the True-Up Amount shall equal the face amount of all of the Uncollected Receivables less (i) any Uncollected Receivables arising as a result of the bankruptcy or dissolution of any non-governmental Person identified on the Aging Report (“Bankrupt Receivables”), which such Bankrupt Receivables Amount shall be paid by Parent or Seller, as the case may be, to Buyer in accordance with Section 3.4(d), (ii) any Uncollected Receivables related to that certain Consulting Services Contract by and between the State of Louisiana, Governor’s Office of Homeland Security and Emergency Preparedness, and James Lee Witt Associates, a part of Parent, dated August 24, 2007 (as the same has, or may be, amended from time to time, and related contracts or invoices with the State of Louisiana or its agencies) and (iii) the aggregate dollar value of any Receivables discounts granted by Buyer pursuant to the first sentence of Section 3.4(f) or otherwise.

(f)           Notwithstanding anything to the contrary set forth in Section 3.4(c), the Buyer shall not grant any discounts on any of the Receivables greater than five percent (5%) without the express written consent of the Seller and Parent. All funds received by the Buyer from any customers that have Receivables set forth on the Aging Report, as of the Closing Date, shall in all instances be applied first to such Receivables until such Receivables have been collected in full.

(g)           In the event Parent or Seller, as the case may be, fails to pay to Buyer the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount on or before the Payment Date, Buyer, at its option, may (i) unilaterally deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to Buyer from the Escrow Account an amount equal to the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount or (ii) offset an amount equal to up to fifty percent (50%) of the True-Up Amount and, to the extent applicable, the Bankrupt Receivables Amount against any Earnout Payment to be paid by Buyer to Seller in accordance with Section 3.1(d). For the avoidance of doubt, if the Escrow Agent makes any distribution from the Escrow Account or Buyer makes any offset against the Earnout Payment, pursuant to this Section 3.4(g), neither Parent nor Seller shall be deemed to be in breach of non-payment of the True-Up Amount, to the extent of such distribution from the Escrow Account or offset against the Earnout Payment.

Section 3.5.          Allocation of Purchase Price.    The aggregate purchase price of the Property shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on an allocation certificate (“Allocation Certificate”) to be agreed upon by Parent, Seller and Buyer. The allocation shall reflect the respective book value of the assets sold and the liabilities assumed by the Buyer. Parent, Seller and Buyer shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth in such Allocation Certificate.

Section 3.6.          Escrows.

(a)           Within five Business Days of the Execution Date or such later date as mutually agreed upon by the parties hereto, Parent, Seller, JCP (as hereinafter defined) and a mutually agreed upon escrow agent (the “Escrow Agent”) shall enter into an escrow agreement (the “Deposit Escrow Agreement”) on terms and conditions reasonably satisfactory to the parties thereto, pursuant to which Two Hundred Fifty Thousand U.S. Dollars ($250,000) (such amount, together with all escrow earnings thereon being defined as the “Deposit Escrowed Funds”) shall be deposited into escrow (the “Deposit Escrow Account”) with the Escrow Agent. Subject to any claims made in accordance herewith, the balance of the Deposit Escrowed Funds remaining in the Deposit Escrow Account on the earlier of the Closing Date or within ten (10) days of the termination of this Agreement by Buyer, on the one hand, or Parent and Seller, on the other, in accordance with Sections 9.1(a), (b), (c), (d), (f), (h) or (i) (the “Deposit Escrow Termination Date”) less the amount of any claims then outstanding and unresolved shall be distributed to JCP upon the Deposit Escrow Termination Date; provided, Parent or Seller, as the case may be, has not commenced, within such ten (10) day period, a wrongful termination Proceeding against Buyer with respect to a termination effected by Buyer pursuant to any of Sections 9.1(c), (d), (f) or (i), and, in the event that such a Proceeding has been commenced by Parent or Seller, as the case may be, against Buyer, the Deposit Escrow Termination Date shall be extended until the final non-appealable resolution of such Proceeding by a court of competent jurisdiction or the mutual agreement of the parties.

(b)           At the Closing, Parent, Seller, Buyer and the Escrow Agent shall enter into an escrow agreement (the “Closing Escrow Agreement”) on terms and conditions reasonably satisfactory to the parties thereto, pursuant to which One Million U.S. Dollars ($1,000,000) (such amount, together with all escrow earnings thereon being defined as the “Escrowed Funds”) shall be deposited into escrow (the “Escrow Account”) with Escrow Agent. Subject to any claims made in accordance herewith, the balance of the Escrowed Funds remaining in the Escrow Account on the 12 month anniversary of the Closing Date (the “Escrow Termination Date”) less the amount of any claims then outstanding and unresolved shall be distributed to Seller upon the Escrow Termination Date. The parties hereto agree that any payment of the Escrowed Funds to the Seller shall constitute part of the Purchase Price.

ARTICLE IV.
CLOSING

Subject to the satisfaction or, if permissible, waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Bingham McCutchen, LLP, 2020 K Street, NW, Washington DC 20006 at 10:00 a.m. local time on a date to be specified by the parties, which shall be no later than the third Business Day after the date that all of the closing conditions set forth in Article VIII have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”. As used herein, “Business Day” means any day that is not a Saturday, Sunday or legal holiday on which banks are required to be closed.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Section 5.1.          Representations and Warranties of Buyer. Buyer represents and warrants to Parent and Seller that:

(a)           Company Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws (as hereinafter defined) of the State of Delaware and has all limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)           Authorization; Validity. Buyer has all requisite limited liability company power and authority to enter into this Agreement and any Related Agreement (as hereinafter defined), to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. All necessary limited liability company action has been taken by Buyer with respect to the execution, delivery and performance by it of this Agreement and any Related Agreement and the consummation of the transactions contemplated hereby or thereby. Assuming the due execution and delivery of this Agreement and any Related Agreement by Parent and/or Seller, each of this Agreement and any Related Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought. As used herein, “Related Agreements” means the Bill of Sale (as hereinafter defined), the Assignment and Assumptions (as hereinafter defined), the Deposit Escrow Agreement, the Closing Escrow Agreement, the License Agreement (as hereinafter defined) and the Transition Services Agreement (as hereinafter defined) to the extent Buyer, on the one hand, or Seller and/or the Parent, on the other, is a party thereto.

(c)           No Violations. The execution and delivery by Buyer of this Agreement and any Related Agreement and the consummation by Buyer of the transactions contemplated hereby or thereby and compliance by Buyer with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of Buyer, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Buyer is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Buyer or (iv) subject to obtaining the Consents from Governmental Authorities, if any, and any condition precedent to such Consents being satisfied, conflict with, contravene or violate in any respect any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority (“Law”) to which Buyer or any of its assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” shall mean any change, effect or circumstance that, individually or in the aggregate, would reasonably be expected to prevent the ability of Buyer to consummate the transactions contemplated hereby.

(d)           Litigation. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial (each, a “Proceeding”), pending or, to the Knowledge of Buyer, threatened against Buyer, at Law or in equity, before any foreign, federal, state or local agency, authority, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers (each, a “Governmental Authority”), that would not reasonably be expected to have, individually, or in the aggregate, a Buyer Material Adverse Effect.

(e)           Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), of or with any Governmental Authority on the part of Buyer is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement or any Related Agreement or the consummation by Buyer of the transactions contemplated hereby or thereby.

(f)           Brokers and Finders. Except for its agreement with WWC Capital Group, LLC, whose fee shall be paid by Buyer, Buyer has not entered into any agreement, arrangement or understanding with any party as to which Parent or Seller may have any liability for a finder’s fee, brokerage commission, advisory fee or other similar payment.

(g)           Disclosures. The information supplied by Buyer for inclusion in the Proxy Statement (as hereinafter defined) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(h)           Investigation by Buyer. Buyer acknowledges and agrees that, other than as set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, none of Parent, Seller or any of their respective directors, officers, employees, stockholders, affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or other representatives prior to the execution of this Agreement.

(i)           Disclaimer of Other Warranties. Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Buyer nor any Person acting on either of Buyer makes any representation or warranty relating to Buyer.

Section 5.2.         Representations and Warranties of Parent and Seller. The representations and warranties of Parent and Seller set forth in this Section 5.2 are qualified by the Disclosure Schedules of Parent and Seller, which set forth certain disclosures concerning Parent and Seller (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that it is reasonably apparent that such disclosures, on their face, are responsive to such other representation or warranty). Parent and Seller, jointly and severally, represent and warrant to Buyer that:

(a)           Corporate Existence. (i) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power to own, operate and lease its properties and to carry on the Business as now being conducted. Seller is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect (as hereinafter defined); and (ii) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. All of the equity securities of Seller are owned by Parent. Parent is a holding company and does not conduct any operations.

For purposes of this Agreement, (y) the term “Seller Material Adverse Effect” shall mean a material adverse effect on (A) the Business, or (B) the ability of Parent or Seller to consummate the transactions contemplated by this Agreement, except in any such case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the U.S. or foreign countries or changes therein, except to the extent such conditions have an impact on the Business that is disproportionate to the Business’ share in any relevant market; (ii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iii) any change in or interpretations of U.S. generally accepted accounting principles (“GAAP”), any Law, or any interpretation thereof after the date hereof; including accounting pronouncements by the Securities and Exchange SEC (“SEC”) and the Financial Accounting Standards Board; (iv) the non-renewal or the non-granting of a new award by the State of Louisiana for Parent, Seller or the Business to continue to provide disaster related services; (v) any occurrence or condition affecting the emergency preparedness and disaster relief recovery industry generally (including without limitation any change or proposed change in applicable state Laws regulating the security business), except to the extent such occurrences or conditions have an impact on the Business, that is disproportionate to the Business’ share in any relevant market; (vi) any natural disaster; (vii) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the Execution Date; (viii) the entry into, announcement or pendency of this Agreement or any of the transactions contemplated hereby; (ix) any private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation arising out of or relating to this Agreement or any of the transactions contemplated hereby; and (x) the availability or cost of financing to Buyer; and (z) the term “Person” shall mean any individual, corporation, proprietorship, joint venture, firm, partnership, trust, limited liability company, Governmental Authority, association or other entity.

(b)           Authorization; Validity.   Parent and Seller have all requisite corporate power and authority to enter into this Agreement and any Related Agreements, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement, the consummation of the transactions contemplated hereby or thereby, have been approved by the respective Boards of Directors of both Parent and Seller. Assuming the due execution and delivery of this Agreement and any Related Agreement by Buyer, each of this Agreement and each Related Agreement is a legal, valid and binding obligation of Parent and/or Seller to the extent a party thereto, enforceable against each of Parent and Seller, to the extent a party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(c)           Government Approvals.   No Consent of or with any Governmental Authority on the part of Parent or Seller is required to be obtained or made in connection with the execution, delivery or performance by Parent and Seller of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) such filings as may be required with the SEC, foreign and state securities Laws administrators and The Nasdaq Stock Market, (ii) such filings as may be required in any jurisdiction where Parent and Seller is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) those Consents set forth in Schedule 5.2(c) and (iv) those Consents that, if not obtained or given, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(d)           No Violations.   Except as set forth on Schedule 5.2(d), neither the execution and delivery of this Agreement or any Related Agreement nor the consummation by Parent or Seller, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent or Seller, as the case may be, with any of the provisions hereof or thereof will (i) violate or cause a default under any Law applicable to Parent or Seller or any of their respective properties; (ii) conflict with or violate any of the terms, provisions or conditions of their respective certificates of incorporation or by-laws; or (iii) require any Consent under or violate, conflict with or breach any note, bond, agreement, contract, lease, mortgage, instrument, indenture or license to which either Parent or Seller is a party or by which any of their respective assets are or may be bound or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder.

(e)          Subsidiaries.   Except as set forth on Schedule 5.2(e), neither Parent nor Seller has any Subsidiaries nor owns any securities issued by another Person. As used herein, “Subsidiary” means, with respect to any party, any Person of which such party or any subsidiary of such party owns, of record or beneficially, at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person.

(f)           Taxes. Except as set forth on Schedule 5.2(f):

(i)           Parent and Seller have duly filed all federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business or the Property. All such returns and reports are true, correct and complete in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges due with respect to the periods covered by such returns and reports have been fully paid;

(ii)           Schedule 5.2(f) sets forth the dates and results of any and all audits of federal, state, local and foreign tax returns of Parent or Seller related to the Business or the Property performed by federal, state, local or foreign taxing authorities. No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any such audits have been paid or settled. There is no pending or to Parent’s or Seller’s Knowledge threatened federal, state, local or foreign tax audit of Parent or Seller in relation to the Business or the Property and no agreement with any federal, state, local or foreign tax authority that may affect the subsequent tax liabilities of Parent or Seller in relation to the Business or the Property; and

(iii)           There are no proposed reassessments of any Property that would affect the taxes of Buyer after the Closing Date. Neither Parent nor Seller has any liabilities for taxes in relation to the Business or the Property other than those that are not yet due and payable, and no federal, state, local or foreign tax authority is now asserting or threatening to assert any deficiency or assessment for additional taxes with respect to Parent or Seller in relation to the Business or the Property.

(g)           Insurance. Schedule 5.2(g) lists all policies of property, casualty, liability and other forms of insurance currently owned or held by Parent and Seller relating to the Business, all such policies are currently in full force and effect and all insurers whom provide such policies are, to the Knowledge of Parent and Seller, solvent. Since December 31, 2009, (i) Parent has not received and to the Knowledge of Parent and Seller, Seller has not received any notice from any insurer thereunder with respect to the cancellation of any such insurance, other than notice of cancellation for non-payment, which non-payment has been cured, (ii) there has been no gaps in insurance coverage in respect of the Business, and (iii) Parent or Seller, as the case may be, has not exhausted or materially diminished the insurance limitations of any of the policies set forth on Schedule 5.2(g). All premiums due and payable on such policies have been paid or are being financed by the applicable insurer, and no further premium payments will be due after Closing with respect to any periods prior to the Closing. All pending Proceedings are fully insured.

(h)          Litigation. Except as set forth on Schedule 5.2(h), to the Knowledge of Parent and Seller, there is no Proceeding pending or, to the Knowledge of Parent and Seller, threatened against or affecting Parent, Seller or any officer or director of Parent or Seller in connection with the Business or the Property, before any federal, state, local or foreign court or Governmental Authority. To the Knowledge of Parent and Seller, neither Parent nor Seller is subject to or in default with respect to any judgment, order, writ, injunction or decree that is binding upon Parent or Seller with respect to the Business or Property.

(i)           Compliance with Laws. Except as listed on Schedule 5.2(i), to the Knowledge of Parent and Seller, Parent and Seller are in compliance in all material respects with all Laws applicable to the Business and the Property and have no notice or Knowledge of any violations, whether actual, claimed or alleged, thereof.

(j)           SEC Filings. For purposes of this Section 5.2(j), “Parent SEC Document” means all reports, statements, schedules and registration statements filed with the SEC since December 31, 2008, together with all information incorporated by reference therein.

(i)           As of its filing date, except as set forth in a subsequent Parent SEC Document filed prior to the Execution Date, each disclosure related to the Business set forth in any Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities and Exchange Act or 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on its respective filing date.

(ii)           As of its filing date (or, if amended or superseded by a filing prior to the Execution Date, on the date of such filing), no disclosure related to the Business set forth in any Parent SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein related to the Business, in the light of the circumstances under which they were made, not misleading.

(k)           Financial Statements. Attached hereto as Schedule 5.2(k) are Seller’s unaudited business unit financial statements for the fiscals year ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively (the “Business Unit Financial Statements”). Except as set forth on Schedule 5.2(k), the Business Unit Financial Statements fairly present, in conformity with GAAP applied on a consistent basis, the financial position of James Lee Witt Associates, a separate financial reporting unit of Parent, as of the dates thereof and its results of operations for the periods then ended (subject to normal year-end adjustments).

(l)           Proxy Statement. The Proxy Statement will, when filed, and when first mailed to stockholders and at the time stockholders vote on the approval of the transactions contemplated by this Agreement, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement is first mailed to Parent’s stockholders and at the time such stockholders vote on the approval of the transactions contemplated by this Agreement, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(m)           Employee Matters.

  (i)           Schedule 5.2(m) sets forth a complete and accurate list of (A) all present personnel retained by, or engaged in, the Business pursuant to the Restated Employee Leasing Agreement (the “Staffing Agreement”) between Seller and Century II Staffing, Inc., a Tennessee corporation (“Century II”), or any similar arrangement (collectively, the “Leased Employees”), which arrangements are set forth on Schedule 5.2(m), and (B) each consultant, employee, manager, officer and director of the Seller employed in the Business (together with the Leased Employees, the “Employees”). Schedule 5.2(m) sets forth a complete and accurate list, giving, name, job title, current compensation paid or payable, vacation leave that is accrued and unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (as hereinafter defined) for each Employee and identifies any Employee on leave of absence or layoff status. With respect to the Business, Seller is not (and has not within the past year been) a party to, involved in, or threatened by, any labor dispute or unfair labor practice charge, and no strike, labor dispute, slow down or stoppage is pending, or to the Knowledge of Parent and Seller, threatened against Seller. With respect to the Business, none of the Employees belongs to any union or collective bargaining unit. With respect to the Business, Seller is not and, to Seller’s Knowledge, Century II is not engaged in any unfair labor practice. With respect to the Business, each of Seller and, to Seller’s Knowledge, Century II has complied in all material respects with all requirements of Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health, any other applicable employment Law, and Seller has not, and to Seller’s Knowledge, Century II has not, received any notice alleging that either it or Century II, as the case may be, has failed to comply with any such Laws. With respect to the Business, there are no pending or threatened Proceedings regarding any alleged misclassification of Employees as independent contractors.

(ii)           Except as set forth on Schedule 5.2(m), neither Parent nor Seller has any employment agreement, written or oral, with any Employee, including any agreement to provide any bonus or benefit to any such Employee.

(n)           Employee Benefit Plans. Neither Parent nor Seller has maintained any “Defined Benefit Plans” (as defined in Section 414(l) of the Code) with respect to the Employees.

(o)           Contracts. To the Knowledge of Parent and Seller, Seller has delivered to Buyer an accurate and complete copy of each written Contract, and has provided Buyer with a true and accurate description (in all material respects) of each oral Contract. To the Knowledge of Parent and Seller, each Contract is valid and binding against Seller and in full force and effect. With respect to each Contract, to the Knowledge of Parent and Seller, Seller and the other party thereto is in compliance with all material terms and requirements of each Contract. To the Knowledge of Parent and Seller, there are no existing events of default under any Contract, and no events have occurred, that with the giving of notice or lapse of time, or both, would constitute a default of Seller under any Contract.

(p)           Intellectual Property. To the Knowledge of Parent and Seller, Schedule 1.1(e) sets forth a complete and correct list of all Proprietary Rights owned by or licensed to Seller, all of which is either owned free and clear of any Encumbrances or licensed to Seller. To the Knowledge of Parent and Seller, Seller is not infringing any patent, copyright or trademark of any Person or otherwise violating the intellectual property rights of any Person and no claim has been made or threatened against Seller alleging any such violation and there is no reasonable basis for such claim. To the Knowledge of Parent and Seller, there has been no violation by others of any of Seller’s Proprietary Rights. To the Knowledge of Parent and Seller, Seller is not bound by any license or other agreement requiring the payment by it of any royalty or similar payment in connection with the Business.

(q)           Collectability of Accounts Receivable. Except as set forth on Schedule 5.2(q), to the Knowledge of Parent and Seller, all of the Accounts Receivable (less the reserve for bad debts set forth on the Business Unit Financial Statement dated December 31, 2009 as updated at Closing and set forth in the Aging Report, in a manner consistent with GAAP and past practices) are or will be at the Closing Date valid and enforceable claims.

(r)           Customers. To the Knowledge of Parent and Seller, Schedule 5.2(r) sets forth a materially complete and accurate customer list. To the Knowledge of Parent and Seller, since December 31, 2009, Seller has not received any written notice that any customer listed on Schedule 5.2(r) has terminated or intends to terminate its business with Seller.

(s)           Prepayments and Deposits. To the Knowledge of Parent and Seller, Schedule 5.2(s) sets forth a materially complete and accurate list of all prepayments or deposits from customers for services to be performed after the Closing Date which have been received by Seller as of the Execution Date.

(t)           Absence of Certain Changes. To the Knowledge of Parent and Seller, since December 31, 2009, (i) the Business has been conducted in the ordinary course consistent with past practices, (ii) there has not been any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect and (iii) there has not been any action or event, nor any authorization, commitment or agreement by Parent or Seller with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.8.

(u)           No Undisclosed Material Liabilities. Except as set forth on Schedule 5.2(u), to the Knowledge of Parent and Seller, there are no liabilities or obligations of Seller related to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(i)           liabilities or obligations disclosed and provided for in the Business Unit Financial Statement dated December 31, 2009;

(ii)          liabilities or obligations incurred that are not in excess of Fifty Thousand U.S. Dollars ($50,000) in the aggregate;

(iii)         normal or recurring liabilities incurred since December 31, 2009 in the ordinary course of business and consistent with past practice; and

(iv)         liabilities or obligations incurred directly pursuant to this Agreement.

(v)           Title; Property. Except as set forth on Schedule 5.2(v), to the Knowledge of Parent and Seller, Seller owns good title to all of the Property free and clear of any and all Encumbrances. To the Knowledge of Parent and Seller, the Property is in good and operable condition and repair, reasonable wear and tear excepted. With the exception of the Excluded Property, the Property constitutes all of the assets, tangible, real, personal or mixed, used or held for use and necessary to lawfully operate the Business as it is presently operated.

(w)           Brokers or Finder’s Fee. Except for Needham & Company, LLC, whose fees shall be paid by Parent or Seller, as the case may be, neither Parent nor Seller has entered into any agreement, arrangement or understanding with any party as to which Buyer may have any liability for a finder’s fee, brokerage commission, advisory fee or other similar payment.

(x)           Opinion of Financial Advisor. On or prior to the Execution Date, the Board of Directors of Parent received a written opinion addressed to it for inclusion in the Proxy Statement to the effect that, as of April 21, 2010 and based upon and subject to the matters stated in such opinion, the consideration to be received by Parent and Seller in the transactions described herein is fair to Parent from financial point of view.

(y)           Disclaimer of Other Warranties. Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Parent, Seller nor any Person acting on either of their respective behalves, makes any representation or warranty relating to Parent, Seller, the Business or the Property. Parent and Seller hereby disclaim any implied warranty with respect to each of them, the Business and the Property, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE VI.
COVENANTS

Section 6.1.          Access to Records.

(a)           For a period of five years after the Execution Date (a) Parent and Seller shall preserve those of Seller’s books and records relating to the Business as are not delivered to Buyer hereunder and shall make available to Buyer for inspection and copying, at Buyer’s expense, such books and records as reasonably required by Buyer for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms; and (b) Buyer shall preserve those of Seller’s books and records as are delivered to Buyer hereunder and shall make available to Parent and Seller for inspection and copying, at Parent’s or Seller’s expense, such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms.

(b)           For a period ending on the later of (i) one (1) year after the Closing Date or (ii) the date that Parent and Seller timely file all 2010 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business or the Property (subject to one six month extension by Parent and/or Seller commensurate with Parent’s and Seller’s right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from Parent or Seller, Buyer shall make available to Parent or Seller, upon Parent’s or Seller’s reasonable request and at Parent’s or Seller’s expense and in all cases at times reasonable to Buyer, certain Transferred Employees to assist Parent and Seller in the completion of certain audits and regulatory filings and such tax returns and tax reports; provided, however, that in no event shall Buyer be obligated to make any Transferred Employee available to Parent or Seller if, as reasonably determined by Buyer, such availability would interfere with such Transferred Employee’s ability to perform his or her duties to Buyer.

(c)           Without limiting the generality of Section 6.1(a), from and after the Closing Date, Buyer shall, with respect to any Proceedings related to Employee Liabilities and the Proceedings set forth on Schedule 5.2(h), make available to Parent or Seller, upon Parent’s or Seller’s reasonable request and in all cases at times reasonable to Buyer, Transferred Employees with knowledge of the foregoing; provided, however, Buyer, on the one hand, and Parent and Seller, on the other, agree that none of Buyer or any such Transferred Employee shall be required to incur any cost or expense (including but not limited to reasonable attorneys’ fees and expenses of counsel) with respect to the provision of such assistance and, for the avoidance of doubt, Parent and Seller shall bear all costs and expenses (including but not limited to reasonable attorneys’ fees and expenses of counsel) incurred by Buyer or any such Transferred Employee in connection with the provision of such assistance. With respect to that certain Proceeding pending in the United States District Court for the Eastern District of Louisiana, Case No. 2:10-cv-1103- C(3) (the “Louisiana Proceeding”), each of Parent and Seller agree to, from and after the Closing Date until the final non-appealable resolution of the Louisiana Proceeding, (i) keep Buyer fully informed of the status of the Louisiana Proceeding, and (ii) not compromise or settle the Louisiana Proceeding without Buyer’s consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person by the Buyer, or (B) the Buyer shall have no liability with respect to any compromise or settlement of such Louisiana Proceeding without its Consent.

Section 6.2.          Preparation of Proxy Statement; Stockholders’ Meeting.

(a)           As soon as reasonably practicable following the Execution Date, Parent shall prepare a proxy statement relating to the meeting of the Parent’s stockholders to be held in connection with the transactions contemplated hereby that meets the requirements of Schedule 14A (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent’s stockholders, the “Proxy Statement”) and, to the extent applicable, a Rule 13e-3 Transaction Statement on Schedule 13e-3 that meets the requirements of Rule 13e-3 under the Exchange Act (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Parent’s stockholders, the “Schedule 13E-3”) and file the Proxy Statement and, to the extent applicable, the Schedule 13E-3 with the SEC. The Proxy Statement shall include a recommendation of the Board of Directors of Parent (the “Parent Board Recommendation”) that its stockholders vote in favor of the transactions contemplated hereby (subject to Section 6.3). Subject to Section 6.2(c), Parent shall use its reasonable efforts to (i) have the Proxy Statement and, to the extent applicable, Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing, and (ii) subject to Section 8.2(h) (to the extent applicable), cause the Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable and, in any event, within ten (10) Business Days after the Proxy Statement is cleared by the SEC.

(b)           If at any time prior to the Closing any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement and, to the extent applicable, Schedule 13E-3, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent and Buyer shall cooperate with each other in the preparation of the Proxy Statement and, to the extent applicable, Schedule 13E-3, and Parent shall promptly notify Buyer of the receipt of any oral or written comments of the SEC with respect to the Proxy Statement or, to the extent applicable, Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Buyer promptly copies of all correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement or, to the extent applicable, Schedule 13E-3. Parent shall give Buyer and its counsel a reasonable opportunity to review and comment (provided that while Parent shall review any such comments in good faith, Parent shall have no obligation to accept or incorporate any such comments) on the Proxy Statement and, to the extent applicable, Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for any amendment, supplement or additional information by, and replies to comments of, the SEC before their being filed with, or sent to, the SEC. Each of the Parent and Buyer shall use its reasonable best efforts after consultation with the other as provided herein, to respond as promptly as reasonably practicable to all such comments of and requests by the SEC.

(c)           Subject to the last sentence of this Section 6.2(c) and applicable Law, Parent shall, through its Board of Directors, use its reasonable best efforts to take all action necessary, in accordance with and subject to the Delaware General Corporations Law (the “DGCL”) and its Amended and Restated Certificate of Incorporation and By-laws, to duly call, give notice of and convene and hold a special meeting of its stockholders to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (such special stockholder meeting, the “Special Meeting”) as promptly as practicable, including adjourning such meeting for up to twenty (20) Business Days in order to obtain such approval. Parent shall include in the Proxy Statement the Parent Board Recommendation and the Board of Directors of Parent shall use its reasonable best efforts to obtain the requisite stockholder approval of the transactions contemplated hereby and this Agreement, subject to the duties of the Board of Directors of Parent to make any further disclosure to the stockholders (which disclosure shall not be deemed to constitute a withdrawal or adverse modification of such recommendation unless expressly stated) and subject to the right to withdraw, modify or change such recommendation in accordance with Section 6.3(e). Notwithstanding anything herein to the contrary, if the Board of Directors of Parent withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Buyer or resolves to do any of the foregoing, (i) Parent shall not be obligated to call, give notice of, convene and hold the Special Meeting and (ii) Parent shall not be required to take any of the other actions set forth in this Section 6.2.

Section 6.3.          Solicitation.

(a)           As used herein (i) “Acquisition Proposal” means any offer or proposal (other than from Buyer) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, Seller or the Business, (B) sale, lease, pledge or other disposition of assets of (1) the Business or (2) Parent or Seller representing 20% or more of the consolidated assets of Parent or Seller, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Parent to any Person or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, or (D) transaction or series of related transactions in which any Person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting equity interests of Parent, and (ii) “Superior Proposal” means any bona fide written Acquisition Proposal that (A) relates to more than 50% of the outstanding common stock, all or substantially all of the Property or all or substantially all of the assets of Parent and Seller taken as a whole, (B) is on terms that the Board of Directors of Parent determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Acquisition Proposal) are more favorable to Parent’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any modifications to this Agreement agreed to in writing by Buyer in response thereto) and (C) which the Board of Directors of Parent determines is reasonably capable of being consummated in a timely manner.

(b)           Subject to Section 6.3(c), until the Closing or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Parent, Seller or any of their respective representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Parent or Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Notwithstanding the foregoing, Parent and Seller may continue to take any of the actions described in clauses (i) and (ii) above with respect to any Acquisition Proposal related to Parent or Seller and not involving the Business or the Property.

(c)           Notwithstanding anything to the contrary contained in Section 6.3(b), if at any time following the date of this Agreement and prior to obtaining the approval by the holders of a majority of Parent’s issued and outstanding common stock of the transactions contemplated hereby (the “Parent Stockholder Approval”), (i) Parent or Seller has received an unsolicited Acquisition Proposal (whether oral or written) from a third party that the Board of Directors of Parent believes in good faith to be bona fide and (ii) the Board of Directors of Parent determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Parent and Seller may (A) furnish information with respect to the Business, Parent or Seller to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that Parent and Seller (x) will not, and will use its reasonable best efforts to cause its authorized representatives not to, disclose any non-public information to such Person without entering into a confidentiality agreement, and (y) will promptly provide or make available to Buyer any non-public information concerning the Business provided to such other Person which was not previously provided to Buyer. Parent and Seller shall promptly (and in any event within two (2) Business Days) notify Buyer in the event it receives an Acquisition Proposal or any material revisions thereto. Without limiting the foregoing, Parent and Seller shall promptly (and in any event within two (2) Business Days) notify Buyer if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 6.3(c).

(d)           Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, Parent receives an Acquisition Proposal which the Board of Directors of Parent concludes in good faith constitutes a Superior Proposal and reasonably determines in good faith (after consultation with Parent’s outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided that none of Parent, Seller or their representatives is and would not as a result be in material breach of any of the provisions of this Section 6.3, the Board of Directors of Parent may (x) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal or (y) withdraw or modify its approval of this Agreement or its recommendation that Parent’s stockholders adopt this Agreement and approve the transactions contemplated hereby; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clauses and any purported termination pursuant to the foregoing clauses shall be void and of no force or effect, unless Parent pays the Termination Fee (as hereinafter defined) payable pursuant to and in accordance with Section 9.4; and provided, further, however, that the Board of Directors of Parent may not take any action pursuant to the foregoing clauses (x) and (y) unless Parent shall have provided prior written notice to at least three calendar days in advance (the “Notice Period”), of its intention to take such action, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal. In the event of any material revisions to the Superior Proposal, Parent shall be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 6.3(d) with respect to such new written notice.

(e)           Notwithstanding anything to the contrary set forth in Section 6.3(d), the Board of Directors of Parent shall, during the Notice Period and prior to recommending, approving or consummating such Superior Proposal, give Buyer the opportunity to meet with Parent and/or Seller and its outside counsel and financial advisors for the purpose of enabling Parent and Seller, on the one hand, and Buyer, on the other, to discuss in good faith any proposed modifications to the terms and conditions of this Agreement and the transactions contemplated hereby.

Section 6.4.         Tender Offers.   Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a termination pursuant to Section 9.1(f) unless the Board of Directors of Parent expressly publicly reaffirms at least two (2) Business Days prior to the Special Meeting its recommendation in favor of the adoption of this Agreement.

Section 6.5.         Further Assurances.   On and after the Execution Date, Parent and Seller shall prepare, execute and deliver, at Parent’s and Seller’s expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer’s counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement. On and after the Execution Date, Buyer shall prepare, execute and deliver, at Buyer’s expense, such further instruments, and shall take or cause to be taken such other or further action as Parent’s and Seller’s counsel shall reasonably request at any time or from time to time in order to confirm or evidence Buyer’s assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

Section 6.6.         Announcements.   Except as required by Law or the rules or regulations of any securities exchange, none of the parties to this Agreement shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Prior to issuing any press release or making any public announcements, the disclosing party shall give the other parties a copy of the text of their proposed disclosure and a reasonable opportunity to comment on it. Subject to the obligations of Parent and Seller under applicable securities Laws and the rules or regulations of any securities exchange, Parent and Seller, on the one hand, and Buyer, on the other, shall jointly agree on the press release or other public announcement with respect to the transactions contemplated by this Agreement which will be disseminated promptly following the execution and delivery hereof.

Section 6.7.         Reasonable Best Efforts.   Subject to the terms and conditions herein provided, the parties agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including: (a) obtaining all Consents or Novations (as hereinafter defined), as the case may be, from Governmental Authorities and other third parties required for the consummation of the transactions contemplated hereby and (b) Buyer agrees to use its reasonable best efforts to consult and cooperate with, provide assistance to and furnish information reasonably requested by Parent in the preparation and filing with the SEC of the Proxy Statement and Schedule 13E-3 and all amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the parties agree to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the transactions contemplated hereby and the Closing set forth herein.

Section 6.8.         Conduct of the Business.   With respect to the operation of the Business from and after the Execution Date through and including the Closing Date, unless Buyer shall otherwise consent in writing:

(a)           Parent shall use its reasonable efforts, and shall use its reasonable efforts to cause Seller to:

(i)          operate the Business in the ordinary course of business consistent with past practices and to reserve intact the Business’ relationships with its employees, clients, customers and suppliers with the objective of preserving unimpaired its goodwill and ongoing Business at the Closing Date;

(ii)         comply in a timely fashion with the provisions of all of the Contracts;

(iii)        take reasonable actions to maintain the Property in substantially the same condition as such assets existed on the Execution Date and consistent with past practices; and

(iv)        maintain in full force and effect all insurance policies related to the Business, subject to variations required by the ordinary operations of Parent or Seller, as the case may be, or else obtain or cause to be obtained, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

(b)           Parent shall use its reasonable efforts to not, and shall use its reasonable efforts to not permit Seller to:

(i)           sell, lease, license or otherwise dispose of any Property other than to fulfill obligations arising under any Contract existing as of the Execution Date;

(ii)         acquire any asset, obtain any Permit, or enter into any contract or agreement (whether oral or written) that would constitute Property, except for service or sales contracts entered into in the ordinary course of business consistent with past practice;

(iii)         mortgage or pledge any Property or subject any Property to any Encumbrances;

(iv)        institute, settle, or agree to settle any material Proceeding related to the Business pending or threatened before any arbitrator, court or other Governmental Authority;

(v)         (A) grant to any officer, employee or consultant of the Business any increase in compensation, bonus or other benefits, (B) grant to any such officer, employee or consultant of the Business any severance or termination pay or benefits or any increase in severance, change or control or termination pay or benefits; and (C) establish, adopt, enter into or amend any Employee Benefit Plan or collective bargaining agreement related to the Business;

(vi)        make any material change in any method of accounting or accounting principles or practices as it relates to the Business, except for any such change required by reason of a concurrent change in GAAP or applicable Law; or

(vii)       authorize, commit or agree to take any of the foregoing actions.

(c)           Notwithstanding anything to the contrary set forth herein, between the Execution Date and the Closing Date, the Business, shall not, and Buyer shall cause its members to not, without the prior written consent of JCP (as hereinafter defined) and Parent, create, incur or assume any indebtedness, or assume, guarantee, endorse or otherwise become liable for any obligations in excess of Fifty Thousand U.S. Dollars ($50,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate, other than in compliance with the current budget for the Business, which has been previously approved by Parent. For the avoidance of doubt should any member of Buyer, including but not limited to James Lee Witt, Pate Felts, Mark Merritt or Barry Scanlon, cause the Business to breach this Section 6.8(c) then Buyer shall be deemed in breach of this Section 6.8(c).

Section 6.9.          Director and Officer Liability.

(a)           (i) All rights, including rights to indemnification, advancement of expenses and exculpation, existing in favor of, and all exculpations and limitations of the personal liability of, the officers, employees and agents of the Business as of the Execution Date and any other such Person who becomes a director, officer, employee or agent of the Business prior to the Closing (such Persons collectively, the “Indemnified Persons”) set forth in the certificate of incorporation, bylaws or other charter or organizational documents of Seller (as in effect as of the Execution Date) or as provided in any indemnification agreements between Seller and such Indemnified Persons (as in effect as of the Execution Date (or entered into after the date hereof and prior to the Closing)) with respect to matters occurring at or prior to the Closing Date shall survive the transactions contemplated by this Agreement, and Parent shall cause Seller to, honor all such obligations to the Indemnified Persons.

(ii)           Without limiting the generality or the effect of subsection (i) above, from and after the Closing Date, Parent shall cause Seller to, (A) indemnify and hold harmless the respective Indemnified Persons of such entities to the fullest extent permitted (whether by the DGCL, by any other applicable Laws, under the certificate of incorporation, bylaws or other charter or organizational documents of Seller, or in any indemnification agreement as in effect on the Execution Date hereof (or entered into after the date hereof and prior to the Closing)) and (B) fulfill and honor in all respects the obligations of Seller to the Indemnified Persons pursuant to (x) any indemnification agreement as in effect on the Execution Date hereof (or entered into after the Execution Date and prior to the Closing), and (y) any indemnification, expense advancement and exculpation provisions set forth in the DGCL, any other applicable law or under the certificate of incorporation, bylaws or other charter or organizational documents of Seller as in effect on the Execution Date.

(b)           From the Closing Date until the sixth anniversary of the Closing Date, Seller shall maintain in effect, for the benefit of the Indemnified Persons with respect to matters occurring at or prior to the Closing Date, the existing policies of directors’ and officers’ insurance and errors and omission insurance maintained by Seller as of the Execution Date of this Agreement in the form delivered by Seller to Buyer prior to the date of this Agreement (the “Existing Policies”); provided, however, that: (i) Seller may substitute for the Existing Policies a policy or policies of comparable coverage; and (ii) Seller may substitute therefore at closing a prepaid “tail” policy on the Existing Policies for a period of six (6) years from the Closing Date providing comparable insurance coverage as provided under their respective Existing Policies to be effective as of the Closing Date.

(c)           If Parent or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.9.

(d)           The rights of each Indemnified Person under this Section 6.9 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other charter or organizational documents of Seller, or under the DGCL or any other applicable Law or under any agreement of any Indemnified Person with Seller in effect on the Execution Date hereof (or entered into after the date hereof and prior to the Closing). These rights shall survive the Closing and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.10.        Employees and Employee Benefits.

(a)           At least five days prior to the Closing Date, (i) Buyer shall provide Seller a written list of the Employees that Buyer intends to offer employment from and after the Closing Date (the “Available Employees”), (ii) Seller shall, effective as of the Closing Date, terminate all of the Available Employees, and (iii) subject to Section 6.10(e), Buyer shall offer, effective as of the Closing Date, employment to all of the Available Employees at substantially the same compensation as they received from Seller prior to the Closing, and pursuant to a new and separate employee leasing agreement by and between Buyer and Century II. Effective as of the Closing, the Available Employees shall cease to be employed by Seller, and Available Employees who have accepted Buyer’s offer of employment shall become leased employees of Buyer (such Available Employees, the “Transferred Employees”). Buyer shall make commercially reasonable efforts to ensure that the Transferred Employees receive credit for all of their service with Seller and Parent under all welfare and benefit plans for purposes of eligibility and vesting (but not for purposes of accrual of benefits under a defined benefit pension plan). Buyer shall also use commercially reasonable efforts to ensure that no pre existing condition, limitation or exclusion shall apply to participation and coverage for such Transferred Employees under a group welfare or health benefit plan. Effective as of the Closing Date and subject to Section 6.13(c) (to the extent applicable), Seller shall release, or cause to be released, Available Employees from the provisions of any restrictive covenants and/or agreements with Seller so as to enable Buyer to offer employment to such Available Employees.

(b)           It is understood and agreed that (i) any offer of employment made by or on behalf of Buyer as referenced in Section 6.10(a) above will not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing Date employment relationship of any fixed time or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment consistent with the terms herein, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or an employee at any time for any reason (subject to any written commitments of Buyer to the contrary). Buyer will not have any responsibility, liability or obligation, to the Employees or to any other Person with respect to any Employee Benefit Plan.

(c)           Seller will be responsible for (i) the payment of all wages, fees and other remuneration due to all of its Employees, consultants and contractors with respect to their respective services as Employees, consultants and contractors of Seller and/or the Business through the close of business on the Closing Date, and (ii) compliance with all applicable Laws respecting the termination of the Employees.

(d)           Transferred Employees (and their eligible dependents) who experience a “qualifying event” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), section 4980B) after the Closing Date shall be eligible to elect health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Buyer’s group health plan. All other Employees (and their eligible dependents) who are receiving (i) COBRA continuation coverage under Seller’s group health plan prior to the Closing Date and/or (ii) whom Buyer does not offer employment or who refuse such offer of employment and who experience a “qualifying event” (as defined in the Code, section 4980B) shall be eligible to elect COBRA continuation coverage under Seller’s group health plan.

(e)           From and after the Execution Date and through and until the Closing Date, Parent and/or Seller shall cooperate with Buyer’s efforts to negotiate and execute a new employee leasing agreement with Century II with respect to the Transferred Employees, pursuant to which Century II shall, to the extent requested by Buyer, continue to employ and provide benefits to the Transferred Employees on terms and conditions acceptable to Buyer, in its sole and absolute discretion.

Section 6.11.       Payment of Taxes Resulting From Sale of Property. Seller shall pay in a timely manner all taxes (other than income taxes) imposed on it resulting from or payable in connection with the sale of the Property pursuant to this Agreement.

Section 6.12.       Payment of Retained Liabilities. In addition to payment of taxes pursuant to Section 6.11, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities. If any such Retained Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Property or conduct of the Business of Seller previously conducted using the Property, Buyer may at any time after the Closing Date elect to make all such payments directly, and will be promptly reimbursed therefor by Seller, or through the Escrow Funds (but shall have no obligation to do so).

Section 6.13.        Covenant Not to Compete.

(a)           In consideration of the Purchase Price to be received under this Agreement, each of Parent and Seller agrees that, for a period of two years after the Closing Date, except for operating the business in which the Seller’s Security Consulting and Investigations business unit (the “Security Business”) currently operates, none of Harvey W. Schiller, Jeffrey O. Nyweide or Parent (the “Restricted Persons”) shall directly or indirectly, do any of the following:

(i)           engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any Person engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the Business, anywhere in the world, provided, however, the Restricted Persons may passively invest in or own up to 2% of any such entity;

(ii)           induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of Buyer; provided, however, the Restricted Persons are not prohibited from (1) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (2) hiring unsolicited persons that contact the Restricted Persons for employment; or

(iii)           induce or attempt to induce any Person that was a customer of Buyer at any time during the one year period preceding the Closing Date to cease doing business with Buyer, in any way interfere with the relationship between Buyer and any such customer or solicit the business of any such customer.

(b)           Without limiting the generality of the foregoing, Parent further agrees that, for a period of two years after the Closing Date, Parent shall not and shall cause the Seller (including the Security Business) not to, engage in any transaction or a series of related transactions in which Parent or Seller (including the Security Business), as the case may be, acquires (i) the power to direct or cause the direction of the management and policies of or (ii) all or substantially all of the assets of, any Person engaged in, or planning to become engaged in, the emergency preparedness and disaster relief recovery industry.

Notwithstanding anything contained in Section 6.13(a) or Section 6.13(b) to the contrary, if Parent or Seller (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such corporation or entity, or (2) transfers or conveys any or all of its properties and assets to any Person and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such Person, then none of the provisions of Section 6.13(a) shall be applicable to such acquiring entity and none of the provisions of Section 6.13(c) shall be applicable to Buyer as it relates to such acquiring entity.

(c)           In consideration of the mutual promises contained in this Agreement, Buyer agrees that for a period commencing on the Execution Date and continuing for two years after the Closing Date, Buyer shall not directly or indirectly, do any of the following:

(i)           engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any Person engaged in or planning to become engaged in, or any other business whose products or activities directly compete with, Parent’s fraud or deoxyribonucleic acid businesses units (the “Remaining Businesses” and, for the avoidance of doubt, the term “Remaining Businesses” does not include the Security Business), anywhere in the world, provided, however, Buyer may passively invest in or own up to 2% of any such entity;

(ii)           except for the employees set forth on Schedule 6.13(c), induce or attempt to induce any employee of the Remaining Businesses to leave the employ of the Remaining Businesses, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of the Remaining Businesses; provided, however, Buyer is not prohibited from (1) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (2) hiring unsolicited persons that contact the Buyer for employment; or

(iii)           induce or attempt to induce any Person that was a customer of the Remaining Businesses at any time during the one (1) year period preceding the Execution Date to cease doing business with the Remaining Businesses or in any way interfere with the relationship between the Remaining Businesses and any such customer:

provided, however, that if Parent of any affiliate thereof enters into any definitive agreements with respect to the sale of the Remaining Business and such definitive agreements do not require the potential purchasers of such Remaining Business to comply with non-competition and non-solicitation covenants substantially similar to the covenants set forth in this Section 6.13(c), then this Section 6.13(c) shall be of no further force and effect and, for the avoidance of doubt, Buyer shall no longer be required to comply with the terms of this Section 6.13(c).

(d)           Each of Parent and Seller, on the one hand, and Buyer, on the other hand, acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Property to Buyer, and the Remaining Businesses, and to prevent any unfair advantage being conferred on Parent and Seller, or Buyer, as the case may be. If any of the covenants set forth in this Section 6.13 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period will be deemed to be the longest period permissible by Law under the circumstances and the restrictive geographical area will be deemed to comprise the largest territory permissible by Law under the circumstances.

Section 6.14.       Consent to Subcontract; Novations. Parent and Seller, on the one hand, and Buyer, on the other, shall use reasonable best efforts to obtain as soon as practicable after the Closing Date from the U.S. General Services Administration and the California Multiple Awards Schedule, as the case may be, their respective Consents to (a) the assignment (with a novation) to Buyer of all Contracts between such Governmental Authority and Parent or Seller, as the case may be (collectively, the “Novations”), and (b) concurrently therewith, the entry into a subcontracting or delegation arrangement between the parties as it relates to such Contracts for that certain period of time commencing after the Closing Date and terminating on the applicable date of Novation for each such Contract (the “Consent to Subcontract”). Each of the parties agrees to furnish all information and take all other actions reasonably requested by the applicable Government Authority in order to obtain each of the Consent to Subcontract and the Novations as soon as practicable after the Closing Date.

Section 6.15.       Registrations. From and after the Closing Date, Parent or Seller, as the case may be, shall take, or cause to be taken, all actions reasonably requested by Buyer with respect to any submissions required by applicable Law to be filed with any state or local Government Authority by the parties with respect to the termination of any existing, or new applications for, registrations to do business or vendor registrations.

Section 6.16.       Excluded Contracts. Notwithstanding anything to the contrary set forth in Section 7.1(e), Buyer shall be permitted, at any time through and until the three week anniversary of the Execution Date, to instruct Parent or Seller, as the case may be, to update Schedules 1.1(h) and 1.2(f), in order to remove contracts from Schedule 1.2(f) and, in turn, add such contracts to Schedule 1.1(h) for purposes of including such agreements in the Property to be acquired by Buyer at Closing, subject to the terms of this Agreement.

Section 6.17.        China Registered Office

(a)           From and after the Closing Date until the earlier of (i) the two year anniversary of the Closing Date, (ii)(A) the liquidation (B) the dissolution or (C) a change in ownership of more than 50% of the equity interests of Parent and Seller; or (iii) such point in time that Buyer determines in its sole and absolute discretion to cease the operations of Seller’s China Registered Office (the “CRO”) (such period, the “Maintenance Period”), Parent and Seller agree to continue to maintain in good standing the existence of the CRO and, during such Maintenance Period, to reasonably fulfill any and all existing and future contractual obligations of Parent or Seller, as the case may be, related to the CRO (whether oral or written), including, but not limited to, any and all contractual obligations arising out of or related to the real property lease agreement in respect of the leased premises utilized by the CRO in connection with its business and affairs, provided, however, Buyer agrees to act as the Seller and Parent’s agent to provide, or cause to be provided, any and all services that are necessary to continue to operate the Business in China in the ordinary course, including but not limited to marketing and business development services. Buyer agrees that such services shall be provided in a manner and at a level that is timely and professional and indemnify Seller and/or Parent from any and all claims arising from the CRO and Business in China.

(b)           Except as expressly contemplated by Section 6.17(a), Buyer shall have the exclusive right to administer, direct, discharge and otherwise control the business and affairs of the Business in China.

(c)           Unless otherwise required by contract, agreement or applicable Law (“Retained Expenses”), Buyer shall bear all costs and expenses related to the business and affairs of the CRO during the Maintenance Period. Buyer shall, during the Maintenance Period, promptly reimburse Parent or Seller, as the case may be, with respect to any Retained Expenses or out-of-pocket expenses actually incurred by Parent or Seller, as the case may be, related to the services to be provided pursuant to Section 6.17(a).

(d)           (i) Buyer agrees, that in the event that at any time during the Maintenance Period, Buyer actually receives any amount (including, but not limited to, fees, refunds or receivables) related to the business and affairs of the CRO which are otherwise due and owing to Parent or Seller, as the case may be, Buyer shall promptly remit such actually received amounts to Parent or Seller, as the case may be. (ii) Each of Parent and Seller agrees, that in the event that at any time during the Maintenance Period, Parent or Seller actually receives any amount (including, but not limited to, fees, refunds or receivables) related to the business and affairs of the CRO which are otherwise due and owing to Buyer, Parent or Seller, as the case may be, shall promptly remit such actually received amounts to Buyer.

(e)           In connection with any dissolution of the CRO, Parent and Seller agree to prepare, execute and deliver, at Buyer’s expense (other than a dissolution occurring as a result of an acquisition of more than 50% of the equity interests of Parent and Seller prior to the two year anniversary of the Closing, which, in such case, at Parent’s and Seller’s expense), such agreements or other instruments, and shall take or cause to be taken, such actions (including, but not limited to, obtaining any Consents) as Buyer may reasonable request, in order to effect an orderly dissolution of the CRO in accordance with applicable Chinese law.

(f)           Notwithstanding anything to the contrary set forth in Section 6.17(a)(i)(C), in the event that any Person acquires more than 50% of the equity interests of Parent and Seller, and Harvey W. Schiller or Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such Person, proper provision shall be made so that such Person shall assume the obligations set forth in this Section 6.17.

Section 6.18.       Transition Services Agreement. Within thirty-five (35) days of the Execution Date, Buyer agrees to notify Parent or Seller, as the case may be, of its selection to receive the Services (as such term is defined in the Transition Services Agreement) described in Section 1(a), (b), (c) or (d) of the Service Schedule (as such term is defined in the Transition Services Agreement).

Section 6.19.       Updated Disclosure Schedules. In the event Parent and/or Seller delivers to Buyer Updated Disclosures (as hereinafter defined) as contemplated by Section 7.1(e), the delivery by Parent and/or Seller of such Updated Disclosure Schedules shall not prejudice any rights of Buyer hereunder prior to the Closing.

ARTICLE VII.
CLOSING DELIVERIES

Section 7.1.          Deliveries by Parent and Seller. Parent and Seller shall deliver to Buyer at Closing the following:

(a)           An executed counterpart of the Bill of Sale conveying, selling, transferring and assigning to Buyer title to all of the Property, free and clear of all Encumbrances, substantially in the form of Exhibit D hereto (the “Bill of Sale”).

(b)           Executed counterparts of Assignments and Assumptions of the Permits and the Contracts which include the written Consents of all parties necessary in order to duly transfer all of Parent’s and Seller’s rights thereunder to Buyer, substantially in the form of Exhibit E hereto (the “Assignments and Assumptions”).

(c)           Resolutions of the Parent’s and Seller’s Board of Directors and as necessary the stockholders of Parent and Seller adopted at meetings or by consent authorizing the execution and delivery of this Agreement by Parent and Seller and the performance of their respective obligations hereunder, certified by the Secretaries of Parent and Seller.

(d)           Updated versions of Schedules 1.1(a), 1.1(b), 1.1(d), 1.1(e), 1.1(f), 1.1(g), 1.1(h), 1.1(i), 1.1(m), 1.2(f) and 2.1(c) reflecting the information required to be set forth therein as of the Business Day immediately prior to the Closing Date (“Updated Disclosure Schedules”).

(e)           Possession of all tangible assets comprising the Property.

(f)           The Closing Escrow Agreement, executed by Parent, Seller and the Escrow Agent.

(g)           The Transition Services Agreement (as hereinafter defined), executed by Parent and Seller.

(h)           The Aging Report.

(i)           Such other separate bills of sale, assignments or documents of transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

Section 7.2.          Deliveries by Buyer. Buyer shall deliver to Parent and Seller at Closing the following:

(a)           Payment of the Closing Payment.

(b)           Executed counterparts of the Assignments and Assumptions.

(c)           Resolutions of the board of managers of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

(d)           The Closing Escrow Agreement, executed by Buyer and the Escrow Agent.

(e)           The Transition Services Agreement, executed by Buyer.

(f)            Such other separate instruments of assumption that Parent or Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer’s assumption of the Assumed Liabilities.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CLOSING

Section 8.1.         Conditions to Obligation of Each Party to Effect the Transaction. The respective obligations of Parent and Seller, on the one hand, and Buyer, on the other, as applicable, to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of restricting in any material respect, preventing or prohibiting consummation of the transactions contemplated hereby.

(b)           No Challenge. There shall not be a Proceeding before or by any Governmental Authority (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Business or Property, that in either case would reasonably be expected to have a Seller Material Adverse Effect.

(c)           Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d)           DC Lease Assignment. The DC Lease shall have been assigned to Buyer in accordance with Section 2.3.

Section 8.2.          Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are also subject to the following conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Parent and Seller in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, without giving effect to any update or notice to Buyer, as of the Execution Date and (except to the extent such representations and warranties speak as of a certain date or period and except as permitted or contemplated by this Agreement) as of the Closing Date as though made on and as of the Closing Date.

(b)           Agreements and Covenants. Parent and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date.

(c)           No Seller Material Adverse Effect. Since the Execution Date, there shall not have been any change in the financial condition, results of operations, Business or Property, taken as a whole, which either individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

(d)           Third Party Consents. The Consents set forth on Schedule 8.2(d) shall be obtained and delivered to Buyer by Seller, and shall be in full force and effect.

(e)           Officer’s Certificate. Buyer shall have received a certificate of an executive officer of Parent and Seller with respect to the conditions set forth in Sections 8.2(a), (b), (c), and (d).

(f)           Closing Escrow Agreement. Buyer shall have received the Closing Escrow Agreement, executed by Parent, Seller and the Escrow Agent.

(g)           Transition Services Agreement. Buyer shall have received the Transition Services Agreement, substantially in the form of Exhibit F hereto (the “Transition Services Agreement”), executed by Parent and Seller.

(h)           Audited Financial Statements. Buyer shall have received the results of an audit of the Business Unit Financial Statements (the “Audited Financial Statements”), which such Audited Financial Statements shall be conducted by Marcum LLP or other nationally recognized auditing firm (collectively, the “Audit Firm”), selected by Buyer in its sole and absolute discretion, at the sole cost and expense of Buyer and shall show results and financial conditions which shall be the same in all material respects as the Business Unit Financial Statements, except that the Audited Financial Statements shall include statements of cash flows, footnotes and normal period-end adjustments which are not in the aggregate material (other than any material adjustments resulting from the inclusion in the Audited Financial Statements of costs carried at the corporate level (which were not otherwise included in the Business Unit Financial Statements)); provided, Buyer shall (i) commence such audit no later than seventeen (17) days following the Execution Date, (ii) not abandon such audit after the commencement thereof, and (iii) use commercially reasonable efforts to cause such Audit Firm to complete such audit as soon as reasonably practicable after the commencement thereof. In the event Buyer fails to commence such audit within such seventeen (17) day period, the closing condition contemplated by this Section 8.2(h) shall be deemed to have been waived by Buyer for purposes of Closing. In the event, Buyer selects an Audit Firm, other than Marcum LLP, to conduct the audit, Parent’s obligation to mail the Proxy Statement in accordance with Section 6.2 and hold the Special Meeting in accordance with Section 9.1(i)(iii) shall be tolled until such audit is completed by such Audit Firm.

(i)           GlobalTrack License Agreement. Buyer shall have received a license agreement from Seller, substantially in the form of Exhibit G hereto (the “License Agreement”), executed by Seller, pursuant to which Seller shall have (i) granted Buyer a perpetual, exclusive, royalty free, fully paid-up right and license to use Seller’s GlobalTrack software (and any improvement, enhancement, combination, refinement, or modification thereof) solely in the Buyer Field (as such term is defined in the License Agreement), and (ii) agreed not to license such software to any other business involved (directly or indirectly) in the Buyer Field.

(j)           Lien Searches. Buyer shall have received from Seller Uniform Commercial Code, tax lien, bankruptcy and pending suit and judgment searches related to the Property or the Business, as the case may be, from the appropriate jurisdictions dated not more than thirty (30) days prior to the Closing Date, together with evidence that all Encumbrances arising from, or related to, the Property or the Business, as the case may be, have been released.

(k)           Leased Employees. Buyer shall have obtained reasonable assurances from Century II that Century II shall, to the extent requested by Buyer, continue to employ and provide benefits to the Transferred Employees in accordance with Section 6.10 on terms and conditions acceptable to Buyer, in its sole and absolute discretion.

Section 8.3.          Additional Conditions to Obligations of Parent and Seller. The obligations of Parent and Seller to effect the transactions contemplated by this Agreement are also subject to the following conditions:

(a)           Representations and Warranties. Each of the representations and warranties of Buyer in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, without giving effect to any update or notice to Parent or Seller, as of the Execution Date and (except to the extent such representations and warranties speak as of a certain date or period and except as permitted or contemplated by this Agreement) as of the Closing Date as though made on and as of the Closing Date.

(b)           Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date.

(c)           Officer’s Certificate. Seller shall have received a certificate of an executive officer of Buyer with respect to the conditions set forth in Sections 8.3(a) and (b).

(d)           Closing Escrow Agreement. Parent and Seller shall have received the Closing Escrow Agreement, executed by Buyer and the Escrow Agent.

(e)           Transition Services Agreement. Parent and Seller shall have received the Transition Services Agreement, executed by Buyer.

(f)           License Agreement. Seller shall have received the License Agreement, executed by Buyer.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.1.         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby (the date of any such termination, the “Termination Date”), as follows:

(a)           by mutual written consent of each of Parent, Seller, and Buyer duly authorized by the Boards of Directors or board of managers, as applicable, of Parent, Seller and Buyer;

(b)           by either Parent and Seller, on the one hand, or Buyer, on the other, if the Closing shall not have occurred on or before October 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before the Outside Date (including, with respect to each of Parent and Seller, Parent’s failure to fulfill its obligation to hold the Special Meeting in accordance with Section 9.1(h));

(c)           by either Parent and Seller, on the one hand, or Buyer, on the other, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is, in each case, then in effect and is final and nonappealable and has the effect of making the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law to have been enacted, issued, promulgated, enforced or entered;

(d)           by Buyer (if Buyer is not in breach of any of its representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Buyer Material Adverse Effect), if there has been a breach by Parent or Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Seller shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 8.2(a) or 8.2(b) (a “Terminating Seller Breach”); provided, however, that the definition of Terminating Seller Breach shall not include any breach by Parent and/or Seller that is otherwise addressed in Section 9.1(i) (and, in the event of any such breach, the parties agree that the provisions of Section 9.1(i) shall apply to such breach); provided, further, however, that if such Terminating Seller Breach is reasonably curable by Parent or Seller, within 20 days after Parent or Seller has received written notice from Buyer of such Terminating Seller Breach, through the exercise of reasonable best efforts and for as long as Parent or Seller continues to exercise such reasonable best efforts, Buyer may not terminate this Agreement under this Section 9.1(d) until the earlier of the expiration of such 20-day period and the Outside Date;

(e)           by Parent and Seller (if neither Parent nor Seller is in breach of any of their respective representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Seller Material Adverse Effect), if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 8.3(a) or 8.3(b) (a “Terminating Buyer Breach”); provided, that if such Terminating Buyer Breach is reasonably curable by Buyer, within 20 days after Buyer has received written notice from Parent or Seller of such Terminating Buyer Breach, through the exercise of reasonable best efforts and for as long as Buyer continues to exercise such reasonable best efforts, Parent and Seller may not terminate this Agreement under this Section 9.1(e) until the earlier of the expiration of such 20-day period and the Outside Date;

(f)           by Buyer, if the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the transactions contemplated hereby;

(g)          by Parent or Seller in accordance with Section 6.3(e), if the Company shall have concurrently entered into a definitive agreement with respect to a Superior Proposal;

(h)          by Parent or Seller, on the one hand, or Buyer, on the other, if, at the Special Meeting (including any adjournment thereof), Parent Stockholder Approval is not obtained;

(i)           by Buyer if:

(i)           Parent does not file the preliminary Proxy Statement within twenty-five (25) days after the Execution Date; or

(ii)           Parent does not respond to comments received from the SEC within fourteen (14) days of such receipt of such comments, provided, however, the obligation to respond within fourteen (14) days is tolled upon receipt of comments from the SEC related to financial information or otherwise, which information for such response is not readily available to Parent or Seller and, as such, Parent and Seller are required to obtain such information from a third party, in which case Parent and Seller shall use commercially reasonable efforts to obtain such information from a third party as soon as practicable, or

(iii)           Seller does not hold the Special Meeting within thirty (30) days following the receipt from the SEC of clearance of the Proxy Statement (subject to Section 8.2(h) (to the extent applicable)).

provided, however, that (i) the right to terminate by Buyer pursuant to Section (9)(i)(i) is waived if not exercised after twenty-five (25) days from the Execution Date but prior to the filing by Parent of the preliminary Proxy Statement with the SEC; (ii) the right to terminate by Buyer pursuant to Section 9.1(i)(ii) is waived if not exercised after fourteen (14) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received comments from the SEC, subject to the proviso set forth in Section 9.1(i)(ii), but prior to the filing by Parent of a response to such SEC comments or (iii) the right to terminate by Buyer pursuant to Section (9)(i)(iii) is waived if not exercised after thirty (30) days from the receipt of written notice from Parent or Seller, as the case may be, that such Person has received clearance from the SEC with respect to the Proxy Statement, but prior to Parent holding the Special Meeting.

For purposes of this Section 9.1(i) and Section 6.2, the term “clearance” or any derivation thereof shall mean that Parent or Seller, as the case may be, has not received notice (whether written or oral) from the SEC that it will issue comments with respect to the Proxy Statement within the ten (10) day comment period contemplated by Section (a) of Rule 14a-6 of the Securities Act or Parent has received confirmation (whether written or oral) from the SEC that it has no comments or no further comments with respect to the Proxy Statement.

Section 9.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each party hereto shall cease, except (a) as set forth in this Section 9.2 and in Section 9.4 and Article XI; and (b) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement occurring prior to termination. Without limiting the foregoing, this Section 9.2, Section 9.4 and Article XI shall survive the termination of this Agreement.

Section 9.3.          Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver agreed to by a party shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4.          Termination Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.4, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement and, to the extent applicable, Schedule 13E-3, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby. “Buyer Expenses” means Expenses incurred by Buyer or on Buyer’s behalf as of the Termination Date, exclusive of any banker’s fee or commission or similar payment; provided, however, that such amount shall in no event exceed Five Hundred Thousand U.S. Dollars ($500,000).

(b)           Each of Parent and Seller agrees that if this Agreement shall be terminated:

(i)           by Buyer pursuant to Section 9.1(d), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus fifty percent (50%) of Buyer Expenses; or

(ii)           by Buyer pursuant to Sections 9.1(f) and 9.1(i), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus Buyer Expenses; or

(iii)           by Parent and Seller pursuant to Section 9.1(g), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus Buyer Expenses; or

(iv)           by Buyer, on the one hand, or Seller and Parent, on the other, pursuant to Section 9.1(h), then Parent and Seller shall pay Buyer, in immediately available funds, concurrently with such termination, an amount equal to the sum of Five Hundred Thousand U.S. Dollars ($500,000) plus Buyer Expenses; provided, however, that if such termination is not, in the reasonable discretion of Buyer, a result of Parent’s and Seller’s failure to exercise good faith efforts to obtain such Stockholder Approval at the Special Meeting (including any adjournment thereof), then Parent and Seller shall only pay Buyer an amount equal to Buyer Expenses, in immediately available funds, within two (2) Business Days after the Termination Date.

“Termination Fee” shall mean the applicable amount payable under Sections 9.4 (b)(i), 9.4(b)(ii), 9.4(b)(iii) or 9.4(b)(iv) as outlined above.

(c)           Buyer agrees that if this Agreement shall be terminated by Parent and Seller pursuant to Section 9.1(e), JCP shall pay to Parent and Seller an amount equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000) (such amount, the “Reverse Break-Up Fee”), which amount shall be paid from the Deposit Escrow Account in accordance with the terms of the Deposit Escrow Agreement (or, in the event the parties fail to enter into the Deposit Escrow Agreement, JCP will directly pay such Reverse Break-Up Fee); provided, however, that the Reverse Break-Up Fee shall be reduced by the sum of any disbursements made by the Escrow Agent in respect of any undisputed Claimed Amounts in accordance with Section 10.6(c)(ii) and the Deposit Escrow Agreement. For the avoidance of doubt, the maximum amount to be paid by JCP pursuant to this Section 9.4(c) and Section 11.12(c) shall not exceed Two Hundred Fifty Thousand U.S. Dollars ($250,000). Notwithstanding anything to the contrary in this Agreement, Parent’s and Seller’s right to receive the Reverse Break-Up Fee shall be Parent’s and Seller’s sole and exclusive remedy against Buyer or any of its affiliates, members, directors, officers, employees, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Reverse Break-Up Fee, and, upon payment of the Reverse Break-Up Fee, none of Buyer or its affiliates, members, directors, officers, employees, agents or other representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d)           Each of Parent and Seller, on the one hand, and Buyer, on the other, acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby. In the event that Parent or Seller shall fail to pay the Termination Fee when due or JCP shall fail to deposit Two Hundred Fifty Thousand U.S. Dollars ($250,000) with the Escrow Agent in accordance with Section 11.12(a) or pay the amounts set forth in Sections 9.4(c) and 11.12(c) when due, Parent and Seller or Buyer, as the case may be, shall also be required to reimburse Buyer, or Parent and Seller, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Buyer, or Parent and Seller, as the case may be, (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.4. Subject to Section 9.2(b) and notwithstanding anything to the contrary in this Agreement, Buyer’s right to receive the Termination Fee and Parent’s and Seller’s right to receive payments pursuant to Sections 9.4(c) and/or 11.12(c) (up to the Indemnification Escrow Cap with respect to one or more Seller Escrow Claims), as the case may be, and, to the extent applicable, the collection expenses pursuant to this Section 9.4 shall be Buyer’s sole and exclusive remedy against Parent and Seller and Parent’s and Seller’s sole and exclusive remedy against Buyer, or any of their respective affiliates, stockholders, directors, officers, employees, members, agents or other representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of the transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Termination Fee or the payments under Sections 9.4(c) and/or 11.12(c), as the case may be, and, upon payment of the Termination Fee, and, to the extent applicable, collection expenses pursuant to this Section 9.4, none of Parent or Seller or Buyer, as the case may be, or any of their respective affiliates, stockholders, directors, officers, employees, members, agents or other representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X.
INDEMNIFICATION

Section 10.1.        Survival of Representations, Warranties and Agreements.

Subject to the limitations set forth in this Article X and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Parent and Seller, on the one hand, and Buyer, on the other, all representations, warranties, covenants and agreements of Parent and Seller, on the one hand, and Buyer, on the other, in this Agreement shall survive the Closing.

Section 10.2.        Indemnification.

(a)           Subject to the limitations set forth in this Article X, Parent and Seller shall indemnify and hold harmless Buyer and its affiliates and the respective employees, officers, directors, agents and advisors of all of them (each a “Buyer Indemnified Party”) from and against any and all losses, liabilities, damages, demands, Proceedings, judgments, assessments and costs and expenses including, without limitation, interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any Proceeding, commenced or threatened, and any and all amounts paid in settlement of any Proceeding (collectively, “Damages”) arising from or in connection with the following (individually a “Buyer Indemnifiable Claim” and collectively “Buyer Indemnifiable Claims” when used in the context of a Buyer Indemnified Party),

(i)           any inaccuracy in or breach of any of the representations, warranties or agreements made by Parent or Seller in this Agreement or in any certificate or other document delivered in connection herewith or the breach or non-performance of any covenant or obligation of Parent or Seller contained herein or in any certificate or other document delivered in connection herewith;

(ii)           any liability arising out of or relating to the ownership or operation of the Property prior to the Closing, other than the Assumed Liabilities; or

(iii)           any Retained Liability.

(b)           Subject to the limitations set forth in this Article X, Buyer shall indemnify and hold harmless Parent and Seller and their respective affiliates and the respective employees, affiliates, directors, agents and advisors of all of them (each a “Seller Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from the following (individually “Seller Indemnified Claim” and collectively “Seller Indemnifiable Claims” when used in the context of Seller Indemnified Party):

(i)           any inaccuracy in or breach of any of the representations, warranties or agreements made by Buyer in this Agreement or in any certificate or other document delivered in connection herewith or the breach or non-performance of any covenant or obligation of Buyer contained herein or in any certificate or other document delivered in connection herewith;

(ii)           any liability imposed upon Parent or Seller as a result of Buyer’s conduct of the Business following the Closing, other than Retained Liabilities (except to the extent Parent or Seller had any indemnification obligation with respect thereto pursuant to Section 10.2(a)); or

(iii)           the Assumed Liabilities.

(c)           For purposes of this Article X, all Damages shall be computed net of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

(d)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party hereto have any liability hereunder to any other party hereto for consequential, indirect or incidental damages of any kind or nature or lost profits.

Section 10.3.        Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

(a)           As to Parent and Seller, on the one hand, and Buyer, on the other, the obligation of indemnity provided herein with respect to the representations and warranties made by them herein shall survive the Closing Date through and until the Earnout Date, at which time such representations and warranties shall expire and become null and void, except as to any matters with respect to which a bona fide written claim shall have been made before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim).

(b)           An Indemnified Party (as hereinafter defined) shall be entitled to indemnification hereunder with respect to a breach by the Indemnifying Party (as hereinafter defined) of any representation or warranty only to the extent that the amount of all Damages suffered by the Indemnified Party as a result of the breach by the Indemnifying Party of one or more representations and warranties exceeds in the aggregate $100,000, whereupon all amounts in excess of an aggregate of $100,000 shall be subject to indemnification (the “Deductible”); provided, however, that the Deductible shall not be applicable to any Damages suffered by Buyer as a result of any Employee Liabilities, and, for the avoidance of doubt, Buyer shall be entitled to indemnification from the first dollar of loss with respect to any such Damages. In no event shall Buyer be entitled to indemnification hereunder with respect to one or more breaches by Parent or Seller of their respective representations and warranties in an aggregate amount that exceeds the Cash Consideration.

(c)           As to Parent and Seller, on the one hand, and Buyer, on the other, the obligation to indemnify provided herein with respect to any matter other than a representation and warranty made by them herein shall survive the Closing Date until the expiration of the applicable statute of limitations.

(d)           If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification (the “Indemnified Party”) including in detail the basis therefor to the party from whom indemnification is sought (the “Indemnifying Party”) or a Proceeding based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or Proceeding, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Proceeding by reason of the termination otherwise provided for above.

(e)           The right of any party hereto to commence or assert a Proceeding for Damages in respect of the breach of a representation or warranty contained herein shall terminate at the same time that the obligation of indemnification provided herein with respect to such breach shall terminate.

(f)           Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that, except as hereinafter provided, the indemnification set forth in this Article X, subject to the limitations contained in this Article X, shall be the sole and exclusive remedy of the Indemnified Party for any breach, default, inaccuracy or failure of any of the representations and warranties of the Indemnifying Party contained in this Agreement and in any document and instrument delivered in connection herewith, whether based upon contract, tort or upon any other theory of Law.

Section 10.4.       Procedure for Indemnification with Respect to Third-Party Claims. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party Proceeding to which the indemnity set forth in Section 10.2 applies, which notice to be effective must describe such claim in reasonable detail (the “Indemnification Notice”). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such Proceeding subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any Proceeding at its sole cost and expense. Should the Indemnifying Party fail timely to defend any such action (except for failure resulting from the Indemnified Party’s failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such Proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel.

Section 10.5.       Cooperation in the Defense of Claims. In the event that an Indemnifiable Claim is asserted, the Indemnifying Party and the Indemnified Party shall each cooperate in all reasonable respects with the other. Such cooperation shall include making available on reasonable notice during normal business hours at the cost of the Indemnifying Party such business records as relate to the Business and the transactions contemplated hereby and suitable personnel with knowledge of the foregoing.

Section 10.6.        Escrow Arrangements; Indemnification Payments.

(a)           Any indemnification claim made by a Buyer Indemnified Party prior to the Escrow Termination Date shall be referred to as a “Buyer Escrow Claim”. Any indemnification claim made by a Seller Indemnified Party prior to the Deposit Escrow Termination Date shall be referred to as a “Seller Escrow Claim”. Any Indemnified Party seeking indemnity under this Article X shall deliver a notice to the Indemnifying Party and the Escrow Agent (each a “Claim Notice”). Each Claim Notice shall (i) contain a brief description of the basis for such Indemnified Party’s indemnity claim and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy or breach or other matter referred to in such Claim Notice (the amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, the “Claimed Amount”).

(b)           During the 45-day period commencing upon the delivery by an Indemnified Party of a Claim Notice (the “Dispute Period”), the Indemnifying Party, as applicable, shall determine in good faith whether it disputes the indemnity claim or the amount thereof, and it shall so notify the Indemnified Party (the “Response Notice”) together with a reasonable explanation that it (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part (but asserts that not all) of the Claimed Amount is owed to the Indemnified Party; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Party. Unless it shall have timely delivered such a notice indicating that it disputes all or part of the claim, the Claimed Amount set forth in the Claim Notice shall be conclusively deemed to be valid and accepted. Any part of the Claimed Amount that is disputed by the responding party pursuant to the Response Notice shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount). If a Response Notice is timely delivered, the indemnification claim shall be “finally determined” when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(c)           (i)           In the case of a Buyer Escrow Claim, if a Response Notice is delivered agreeing that the full Claimed Amount, or a portion thereof, is owed or no Response Notice is timely delivered, then Parent and Buyer shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse the full Claimed Amount set forth in the Claim Notice, or such undisputed portion, to the Indemnified Party from the Escrow Account. In the case of a Buyer Escrow Claim, if a Response Notice is timely delivered indicating there is a Contested Amount, then within three (3) Business Days after the claim has been finally determined, Parent and Buyer shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse the applicable amount from the Escrow Account.

(ii)           In the case of a Seller Escrow Claim, if a Response Notice is delivered agreeing that the full Claimed Amount, or a portion thereof, is owed or no Response Notice is timely delivered, then Buyer shall execute and deliver to the Escrow Agent, within three (3) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, a written notice instructing the Escrow Agent to disburse the full Claimed Amount set forth in the Claim Notice, or such undisputed portion, to the Indemnified Party from the Deposit Escrow Account; provided such amount does not exceed the Indemnification Escrow Cap (as hereinafter defined). In the case of a Seller Escrow Claim, if a Response Notice is timely delivered indicating there is a Contested Amount, then within three (3) Business Days after the claim has been finally determined, Buyer shall execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse the applicable amount from the Deposit Escrow Account; provided that such amount does not exceed the Indemnification Escrow Cap.

(d)           The Escrowed Funds shall be disbursed to the Seller as follows:

(i)           If the Escrow Funds as of the Escrow Termination Date exceeds the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all unresolved Buyer Escrow Claims as of the Escrow Termination Date, then within three (3) Business Days thereafter Parent and Buyer shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Seller from the Escrow Account an amount equal to the amount by which the Escrow Funds as of the Escrow Termination Date exceeds the sum of such unpaid Claimed Amounts.

(ii)           Following the Escrow Termination Date, each time a Buyer Escrow Claim that had not, prior to that date, been finally determined and paid in accordance with this Article X (an “Unresolved Escrow Claim”) is finally determined, Parent and Buyer shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of each such Unresolved Escrow Claim and the payment from the Escrow Account of all amounts, if any, owing to the Indemnified Party that asserted such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse to the Seller from the Escrow Account an amount equal to the amount by which the Escrow Funds as of the date of the disbursement exceeds the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered), if any, associated with any remaining Unresolved Escrow Claims.

(e)           The Deposit Escrowed Funds shall be disbursed to JCP as follows:

(i)           If the Deposit Escrowed Funds as of the Deposit Escrow Termination Date exceed the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered) associated with all unresolved Seller Escrow Claims as of the Deposit Escrow Termination Date, then within three (3) Business Days thereafter Parent and Seller, on the one hand, and JCP, on the other, shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to JCP from the Deposit Escrow Account an amount equal to the amount by which the Deposit Escrowed Funds as of the Deposit Escrow Termination Date exceed the sum of such unpaid Claimed Amounts.

(ii)           Following the Deposit Escrow Termination Date, each time a Seller Escrow Claim that had not, prior to that date, been finally determined and paid in accordance with this Article X (a “Seller Unresolved Escrow Claim”) is finally determined, Parent and Seller, on the one hand, and JCP, on the other, shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of each such Seller Unresolved Escrow Claim and the payment from the Deposit Escrow Account of all amounts (subject to the Indemnification Escrow Cap), if any, owing to the Seller Indemnified Party that asserted such Seller Unresolved Escrow Claim, a written notice instructing the Escrow Agent to disburse to JCP from the Deposit Escrow Account an amount equal to the amount by which the Deposit Escrowed Funds as of the date of the disbursement exceed the aggregate amount of the unpaid Claimed Amounts (including the entire Claimed Amount with respect to each indemnification claim as to which the Dispute Period has not yet expired and no Response Notice has been delivered), if any, associated with any remaining Seller Unresolved Escrow Claims.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

Section 11.1.       Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar responsible overnight service) when received or if sent by facsimile transmission, with a copy by personal delivery, Federal Express or similar responsible overnight service) on the same day, when transmitted and receipt is confirmed by telephone, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Parent or Seller:	GlobalOptions Group, Inc.
75 Rockefeller Plaza
New York, New York 10019
Attention: Chief Executive Officer

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Robert H. Friedman, Esq.
Facsimile No.: (212) 451-2222

If to Buyer:	Witt Group Holdings, LLC
1501 M Street, NW
Washington, DC 20005
Attention: James Lee Witt
Facsimile No.: (202) 585-0792

and

Juggernaut Capital Partners, L.P.
4445 Willard Avenue
12th Floor
Chevy Chase, Maryland 20815
Attention: John Shulman
Facsimile No.: (301) 841-2304

with a copy to:	Bingham McCutchen, LLP
2020 K Street, NW
Washington, DC 20006
Attention: Andrew M. Ray, Esq.
Facsimile No.: (202) 373-6452

Section 11.2.       Entire Agreement. This Agreement and Exhibits and Schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

Section 11.3.       Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Parent and Seller, on the one hand, and Buyer, on the other, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of Law or otherwise) by any of the parties hereto without the prior written consent of the other parties. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. Notwithstanding the foregoing, Buyer shall be permitted to assign all of its rights to acquire the Property and to delegate its obligations to assume the Assumed Liabilities arising under this Agreement to any entity which is wholly-owned by Buyer prior to the Closing. Any such assignment shall not release Buyer from its respective liabilities and obligations hereunder.

Section 11.4.       Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

Section 11.5.       Amendment; Waiver. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

Section 11.6.       No Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

Section 11.7.        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 11.8.        Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. THE PARTIES AGREE THAT ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE SITTING IN THE CITY OF WILMINGTON SHALL HAVE JURISDICTION AND EXCLUSIVE VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT AND IRREVOCABLY AGREE TO BE BOUND BY THE JUDGMENT RENDERED BY AN SUCH COURT IN CONNECTION WITH THIS AGREEMENT, SUBJECT TO THE RIGHTS OF APPEAL.

Section 11.9.        Sections; Exhibits; Schedules. Unless otherwise stated, each reference in this Agreement to a Section, Exhibit or Schedule shall mean a Section of this Agreement or an Exhibit or Schedule annexed to this Agreement and such Exhibit and Schedule shall be incorporated into this Agreement by such reference.

Section 11.10.     Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 11.11.     Knowledge. All references herein to the “Knowledge” of Parent and Seller or words of similar import shall mean the actual knowledge of Harvey W. Schiller and Jeffrey O. Nyweide. All references herein to the “Knowledge” of Buyer or words of similar import shall mean the actual knowledge of James Lee Witt, Barry Scanlon, Pate Felts and Mark Merritt.

Section 11.12.      Guaranty of Juggernaut Capital Partners.

(a)           Juggernaut Capital Partners, L.P. (“JCP”) unconditionally guarantees to Parent and Seller that it shall deposit an amount equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000) with the Escrow Agent within five Business Days of the Execution Date, subject to the execution of the Deposit Escrow Agreement in accordance with Section 3.6(a).

(b)           JCP unconditionally guarantees to Parent and Seller that JCP will duly and punctually pay the Reverse Break-Up Fee to Parent and Seller in accordance with and subject to the limitations set forth in Section 9.4(c), and any collection costs incurred by Parent or Seller in accordance with and subject to the limitations set forth in Section 9.4(d).

(c)           In the event that at any time between the Execution Date and the Closing Date, Buyer shall be required, pursuant to Article X, to indemnify any Seller Indemnified Party for any Damages related to a Seller Escrow Claim and Buyer fails to satisfy such indemnification obligation, JCP will duly and punctually pay any such obligation of Buyer which such amount shall be paid from the Deposit Escrow Account in accordance with the terms of the Deposit Escrow Agreement and Section 10.6(c)(ii) (or, in the event the parties fail to enter into the Deposit Escrow Agreement, JCP will directly pay such indemnification obligations); provided, however, that in no event shall any Seller Indemnified Party, individually, or Seller Indemnified Parties, collectively, be entitled to indemnification under Article X for Damages in respect of a Seller Escrow Claim or Claims in an amount (individually or in the aggregate) that exceeds Two Hundred Fifty Thousand U.S. Dollars ($250,000) (the “Indemnification Escrow Cap”). For the avoidance of doubt, the maximum amount to be paid by JCP pursuant to this 11.12(c) and Section 9.4(c) shall not exceed Two Hundred Fifty Thousand U.S. Dollars ($250,000).

(d)           Subject to the satisfaction or waiver by Buyer of the conditions set forth in Sections 8.1 (to the extent Buyer is entitled to the benefit thereof) and 8.2, JCP unconditionally guarantees to Parent and Seller that, in the event that Buyer fails to satisfy its payment obligations under Section 3.1 and, to the extent applicable, Section 3.3, JCP will duly and punctually pay such obligations of Buyer.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:

By:	/s/ James Lee Witt
	Name:	James Lee Witt
	Title:	Chief Executive Officer

SELLER:

By:	/s/ Harvey W. Schiller
	Name:	Harvey W. Schiller
	Title:	Chairman and Chief Executive Officer

PARENT:

By:	/s/ Harvey W. Schiller
	Name:	Harvey W. Schiller
	Title:	Chairman and Chief Executive Officer

For purposes of Sections 3.6(a), 9.4(c), 10.6(e) and 11.12, only:

JUGGERNAUT CAPITAL PARTNERS, L.P.

By:	/s/ John D. Shulman
	Name:	John D. Shulman
Title: